                                                     RULE NO. 424(b)(3)
                                                     REGISTRATION NO. 333-44321

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS SUBJECT TO +
+COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE           +
+SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE         +
+COMMISSION PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, AS AMENDED. + +A FINAL PROSPECTUS SUPPLEMENT AND PROSPECTUS WILL BE DELIVERED TO PURCHASERS +
+OF THESE SECURITIES. THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE           +
+PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN + +OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN +
+WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO             +
+REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 PROSPECTUS SUPPLEMENT (SUBJECT TO COMPLETION)
                    (TO PROSPECTUS DATED FEBRUARY 13, 1998)

                                     $
                                [LOGO]RAYTHEON

                         $             % NOTES DUE 2001
                         $             % NOTES DUE 2005
                         $             % NOTES DUE 2010
                      $             % DEBENTURES DUE 2018

                                  ----------
                   INTEREST PAYABLE            AND
                                  ----------
The   % Notes Due 2001 (the "Notes Due  2001") will mature on        , 2001 and
 will not be redeemable prior to maturity.  The   % Notes Due 2005 (the "Notes
 Due 2005")  will mature on          ,  2005 and will not be  redeemable prior
  to maturity. The   %  Notes Due 2010 (the "Notes  Due 2010") will mature on
            , 2010. The   % Debentures  Due 2018 (the "Debentures  Due 2018")
   will mature on          , 2018. The Notes Due 2010 and the Debentures Due
    2018 will be redeemable as a whole or in part at the option of  Raytheon at any time, at a redemption  price equal to the greater of (i) 100% of the principal amount of such Notes or Debentures, as the case may be, and  (ii) the sum  of the present  values of the  remaining scheduled payments of principal  and interest thereon  discounted to the date of  redemption  on  a semiannual  basis  (assuming a  360-day  year consisting  of twelve  30-day months)  at the  Treasury  Rate (as
        defined herein) plus     basis points in  the case of the  Notes
        Due 2010  or    basis points in the case  of the Debentures Due
         2018, plus,  in each  case, accrued  interest thereon  to  the date  of redemption. The Notes Due 2001, the  Notes Due 2005,
          the   Notes  Due   2010   and  the   Debentures   Due  2018
           (collectively,  the  "Offered  Securities")  will  not  be subject to any  sinking fund. The Offered Securities each
            will be represented by Book-Entry Securities (as defined
            herein) registered in  the name of The Depository Trust
             Company ("DTC"),  or its  nominee.  Interests in  such
             Book-Entry   Securities   will  be   shown  on,   and
              transfers  thereof will  be effected  only  through,
               records maintained  by DTC  and its  participants.
               Except as described herein, Offered Securities in
               definitive   form   will  not   be   issued.  See
               "Description of the Offered Securities" herein.
                                  ----------
THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE
    PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                  ----------

                                                    UNDERWRITING
                                         PRICE TO  DISCOUNTS AND   PROCEEDS TO
                                         PUBLIC(1) COMMISSIONS(2) RAYTHEON(1)(3)
                                         --------- -------------- --------------
Per Note Due 2001......................       %           %              %
 Total.................................     $           $              $
Per Note Due 2005......................       %           %              %
 Total.................................     $           $              $
Per Note Due 2010......................       %           %              %
 Total.................................     $           $              $
Per Debenture Due 2018.................       %           %              %
 Total.................................     $           $              $

-----
  (1)Plus accrued interest, if any, from          , 1998.
  (2) Raytheon has agreed to indemnify the Underwriters (as defined herein) against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
  (3)Before deducting expenses estimated at $       , payable by Raytheon.
                                  ----------

  The Offered Securities are offered, subject to prior sale, when, as and if accepted by the several Underwriters, and subject to approval of certain legal matters by Cravath, Swaine & Moore, counsel for the Underwriters. It is expected that delivery of the Offered Securities will be made on or about
         , 1998 through the book-entry facilities of DTC, against payment in immediately available funds.

                                  ----------

CREDIT SUISSE FIRST BOSTON                            MORGAN STANLEY DEAN WITTER

                                  ----------

GOLDMAN, SACHS & CO.          MERRILL LYNCH & CO.              J.P. MORGAN & CO.

                                  ----------

BEAR, STEARNS & CO. INC.
               CHASE SECURITIES INC.
                            LEHMAN BROTHERS                 SALOMON SMITH BARNEY

                                  ----------

ABN AMRO INCORPORATED                    BANCAMERICA ROBERTSON STEPHENS
BLAYLOCK & PARTNERS, L.P.                                BT ALEX. BROWN
CIBC OPPENHEIMER                              CITICORP SECURITIES, INC.
COMMERZBANK CAPITAL MARKETS CORPORATION        DEUTSCHE MORGAN GRENFELL
FIRST CHICAGO CAPITAL MARKETS, INC.          MURIEL SIEBERT & CO., INC.
SBC WARBURG DILLON READ INC.                     SCOTIA CAPITAL MARKETS
UBS SECURITIES

            The date of this Prospectus Supplement is March   , 1998

  CERTAIN PERSONS PARTICIPATING IN THE OFFERING OF THE OFFERED SECURITIES MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE OFFERED SECURITIES OR ANY SECURITIES THE PRICES OF WHICH MAY BE USED TO DETERMINE PAYMENTS ON THE OFFERED SECURITIES. SPECIFICALLY, THE UNDERWRITERS OR AGENTS SPECIFIED IN THIS PROSPECTUS SUPPLEMENT MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR AND PURCHASE THE OFFERED SECURITIES OR ANY SECURITIES THE PRICES OF WHICH MAY BE USED TO DETERMINE PAYMENTS ON THE OFFERED SECURITIES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING" IN THIS PROSPECTUS SUPPLEMENT AND "PLAN OF DISTRIBUTION" IN THE ACCOMPANYING PROSPECTUS.

  NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, AND ANY SUCH OTHER INFORMATION, OR REPRESENTATIONS, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN SO AUTHORIZED. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR ANY SALE MADE HEREUNDER OR THEREUNDER AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY OR THEREBY IN ANY JURISDICTION WHERE, AND TO ANY PERSON WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ----------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                          PAGE
                          ----
Disclosure Regarding
 Forward-Looking
 Statements.............   S-1
The Company.............   S-2
Recent Developments.....   S-3
Recent Financial
 Results................   S-5
Use of Proceeds.........   S-5
Capitalization..........   S-6
Ratio of Net Debt to
 Total Capitalization...   S-7
Ratio of Earnings to
 Fixed Charges..........   S-7
Selected Summary
 Unaudited Pro Forma
 Financial Data.........   S-8
Selected Summary
 Financial Data.........   S-9
Description of the
 Offered Securities.....  S-12
Certain United States
 Federal Income Tax
 Consequences...........  S-14
Underwriting............  S-15
Notice to Canadian
 Residents..............  S-16
Unaudited Pro Forma
 Combined Condensed
 Financial Statements...  S-18

                                  PROSPECTUS

Available Information...     2
Incorporation of Certain
 Documents by Reference.     3
The Company.............     4
Recent Developments.....     4
Use of Proceeds.........     5
Ratio of Earnings to
 Combined Fixed Charges
 and Preferred Stock
 Dividends..............     5
Description of Debt
 Securities.............     5
Description of Preferred
 Stock..................    16
Description of Common
 Stock..................    18
Description of
 Securities Warrants....    23
Plan of Distribution....    24
Validity of Offered
 Securities.............    25
Experts.................    25

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

  This Prospectus Supplement and the Prospectus include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this Prospectus Supplement and the Prospectus that the Company expects or anticipates will or may occur in the future, including, without limitation, certain statements under "The Company," "Recent Developments" and located elsewhere herein regarding the Company's financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and growth of the Company's and its subsidiaries' business and operations, plans, references to future success and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties, including without limitation:
(1) the significant considerations discussed in this Prospectus Supplement and the Prospectus, (2) competition from others, (3) the ability of the Company to successfully integrate TI Defense (as defined) and Hughes Defense (as defined) and to consolidate activities and operations into Raytheon in a manner that avoids business disruptions and achieves anticipated cost and revenue synergies, (4) the ability of the Company to successfully implement its consolidation plans for Raytheon Engineers & Constructors, (5) the magnitude and timing of new business awards, (6) declines in the procurement portion of the U.S. defense budget, (7) changes in general economic and business conditions, (8) other factors which might be described from time to time in the Company's filings with the Commission and (9) other factors which are beyond the control of the Company and its subsidiaries. Consequently, all of the forward-looking statements made in this Prospectus Supplement and the Prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company and its subsidiaries or their businesses or operations. Additionally, important factors that could cause actual results to differ materially from the Company's expectations ("cautionary statements") are disclosed in the documents incorporated by reference herein, including statements under "Risk Factors" in Raytheon Company's Solicitation Statement/Prospectus dated November 10, 1997 or "Item 1--Business" of Raytheon Company's Annual Report on Form 10-K for the year ended December 31, 1996. All subsequent forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement.

                                  THE COMPANY

  Raytheon Company ("Raytheon" or the "Company") is a global technology leader, with worldwide 1997 pro forma sales of more than $20 billion. The Company provides products and services in the areas of defense and commercial electronics, engineering and construction, and business and special mission aircraft. Raytheon has operations throughout the United States and serves customers in more than 80 countries around the world. In the past year Raytheon has acquired (the "TI Acquisition") the defense systems and electronics business of Texas Instruments ("TI Defense") and merged with (the "Hughes Merger") the defense business of Hughes Electronics Corporation ("Hughes Defense").

ELECTRONICS

  Defense Electronics. Raytheon's defense electronics businesses are engaged in the design, manufacture and service of advanced electronic devices, equipment and systems for both government and commercial customers. In addition to defense electronics systems, Raytheon has been successful in the conversion of certain defense electronics technologies to commercial and non-defense applications such as air traffic control, environmental monitoring and communications.

  Simultaneously with the consummation of the Hughes Merger on December 17, 1997, Raytheon announced the creation of Raytheon Systems Company ("RSC") to integrate Raytheon's defense electronics businesses. See "Recent Developments." RSC includes the business units of Raytheon formerly known as Raytheon Electronic Systems, Raytheon E-Systems and Raytheon TI Systems, along with Hughes Defense. RSC currently consists of the following five business units:

  . Defense Systems--anti-tactical ballistic missile systems; air defense;
    air-to-air, surface-to-air, and air-to-ground missiles; naval and maritime systems; ship self-defense systems; torpedoes; strike, interdiction and cruise missiles; and advanced munitions.

  . Sensors and Electronic Systems--ground, shipboard and airborne fire control and surveillance systems; primary and secondary air traffic control radars; ground- and space-based electro-optic sensors; electronic warfare; and GPS systems.

  . Command, Control and Communication Systems--command, control and communications systems; air traffic control systems; tactical radios; satellite communication ground control terminals; wide area surveillance systems; advanced transportation systems; and simulators and simulation systems.

  . Intelligence, Information and Aircraft Systems--ground-based information processing systems; large scale information retrieval, processing and distribution systems; global broadcast systems; airborne surveillance and intelligence systems integration; aircraft modifications; and head-of-state aircraft systems.

  . Training and Services--training services and integrated training programs; technical services; and logistics and support. In addition, in connection with the reorganization of Raytheon's defense electronics operations, a majority of the operations of Raytheon Service Company, formerly a unit of Raytheon Engineers & Constructors, has been moved to RSC's Training and Services business unit. Raytheon Service Company provides operations, maintenance and technical services for many U.S. defense systems and agencies.

  Raytheon believes that the formation of RSC will allow the Company to reduce costs significantly over the next few years by eliminating overlapping activities, focusing research and development and bid and proposal expenditures, unifying the purchase of materials and services and rationalizing facilities. Raytheon believes that RSC's organizational structure will bring together the best practices and technologies from across Raytheon's businesses. Additionally, Raytheon expects revenue growth through enhanced systems integration and capabilities and improved technology. Raytheon believes that RSC will incur significant cash costs as the result of ongoing consolidation efforts. Although the magnitude of such cash costs cannot be ascertained at this time, the Company expects that such cash costs may be $800 million or more. See "Recent Developments" and "Recent Financial Results."

  Commercial Electronics. Raytheon's commercial electronics businesses produce, among other things, marine radars and other marine electronics, transmit/receive modules for satellite communications projects, and other electronic components for a wide range of applications.

ENGINEERING AND CONSTRUCTION

  Raytheon Engineers & Constructors ("RE&C") is one of the largest engineering and construction firms in the United States, serving markets throughout the world. RE&C is engaged in the design, construction and maintenance of facilities and plants operated by a range of customers, including independent power producers, utilities, petroleum companies, pulp and paper companies, industrial concerns and governments. RE&C also retains a portion of the operations of Raytheon Service Company, the majority of which has been transferred to RSC. See "Recent Developments."

AIRCRAFT

  Raytheon Aircraft offers one of the broadest product lines in the general aviation market. Raytheon Aircraft manufactures, markets and supports piston-powered aircraft, jet props and light and medium jets for the world's commercial, regional airline and military aircraft markets. Raytheon Aircraft is the prime contractor for the U.S. Air Force/U.S. Navy Joint Primary Aircraft Training System (JPATS).

                              RECENT DEVELOPMENTS

  On January 23, 1998, RSC announced several planned cost reduction measures. In addition to closing 20 facilities and partially closing six facilities over the next two years, RSC plans to reduce employment by approximately 10%--or 8,700 jobs--over the same time period. Also, 2,700 engineers will be reassigned to help fill technical positions, generally near their current locations. These steps will result in a planned reduction of facility space from 42 million square feet to 34 million square feet.

  Raytheon management believes that the anticipated benefits of the cost reduction efforts should be progressively realized over the next few years beginning later in 1998. The associated costs of the efforts will be incurred partially in advance of achieving the anticipated benefits. Raytheon's management believes that the Company's quarterly earnings per share will be below results of 1997's equivalent periods until sufficient benefits of the integration are realized, which is not expected before the second half of 1998, principally due to the increased number of shares outstanding, increased goodwill charges and interest expense incurred in conjunction with the TI Acquisition and the Hughes Merger.

  However, Raytheon may encounter unforeseen difficulties integrating TI Defense, Hughes Defense and Raytheon or may not realize the full benefits expected from such integration. The challenges posed by these consolidations include the integration of numerous geographically separated manufacturing facilities and research and development centers. The success of this transition to an integrated entity will be significantly influenced by Raytheon's ability to integrate different management structures and will require significant management time and resources. Any material delays, disruptions or unexpected costs incurred in connection with such integration could have a material adverse effect on Raytheon's business, operating results or financial condition.

  On January 23, 1998, Raytheon also announced a planned effort to reduce costs at RE&C to improve its competitive position. Raytheon expects to close or partially close 16 offices at RE&C in early 1998 and reduce RE&C's workforce by approximately 1,000 positions. These actions come in response to RE&C's 1997 profit performance, which declined from 1996. The Company believes that RE&C's results were adversely affected, in part, by a slowdown in some of RE&C's served global engineering and construction markets.

  On December 17, 1997, the predecessor to the Company completed the Hughes Merger pursuant to which it merged with and into HE Holdings, Inc., a Delaware corporation ("HE Holdings"). At the time of the Hughes Merger, the operations and assets of HE Holdings consisted of Hughes Defense, a major supplier of advanced defense electronics systems and services, principally in naval systems; airborne and ground-based radars, ground-, air- and ship-launched missiles; tactical communications; electro-optical systems; complex information systems and training systems and services. Immediately following the Hughes Merger, the surviving corporation changed its name to Raytheon Company. The value of the transaction was $9.5 billion (subject to post-closing adjustments), including approximately $4.0 billion in debt, and approximately $5.5 billion in equity in the form of Class A Common Stock distributed to the common stockholders of General Motors Corporation, the former parent of Hughes Defense.

  In connection with the Hughes Merger, on May 30, 1997 HE Holdings arranged revolving credit facilities with a syndicate of banks totaling $5.0 billion, $3.0 billion of which had an initial maturity of 5 years and $2.0 billion of which had an initial maturity of 364 days (collectively, the "Hughes Defense Facilities"). Hughes Defense incurred indebtedness in the amount of approximately $4.0 billion under the Hughes Defense Facilities immediately prior to the Hughes Merger. The proceeds of this indebtedness were contributed to an affiliate of Hughes Electronics Corporation prior to the Hughes Merger but the obligation remains with the Company.

  Raytheon's revolving credit facilities, including the Hughes Defense Facilities, include, among others, covenants which require (1) repayment and reduction of the outstanding commitment of such facilities or similar facilities with 75% of the net cash proceeds from any capital markets financings and asset sales for a period of two years from the closing date and
(2) the ratio of total debt to total capitalization not to exceed 65% until July 2, 1999, 60% from July 2, 1999 to January 1, 2002 and 55% thereafter. Indebtedness under Raytheon's revolving credit facilities, including the Hughes Defense Facilities, ranks pari passu with other senior unsecured indebtedness of Raytheon, including the Offered Securities.

  On July 11, 1997, the Company consummated the TI Acquisition, subject to post-closing adjustments. The businesses of TI Defense, a premier supplier of advanced defense systems, including tactical missiles, precision-guided weapons, radar, night vision systems and electronic warfare systems, are now conducted through Raytheon Systems Company.

DIVESTITURES

  On February 23, 1998, Raytheon announced that it had entered into an agreement to sell its Commercial Laundry business to a company organized by Bain Capital, Inc. and Raytheon Commercial Laundry management. There can be no assurance, however, that the sale will be consummated.

  On January 13, 1998, Raytheon sold the Monolithic Microwave Integrated Circuit operations of TI Defense to TriQuint Semiconductor, Inc. for approximately $39 million.

  On December 31, 1997, Raytheon completed the sales of Switchcraft, Inc., a manufacturer of switching and connection equipment, to a company organized by Cortec Group, Inc. and Switchcraft management for $69 million. Also, on the same day, the Company completed the sale of Raytheon Semiconductor, Inc., a manufacturer of silicon semiconductor components, to Fairchild Semiconductor Corporation for $120 million.

  On September 10, 1997, Raytheon sold its home appliance, heating and air conditioning and commercial cooking businesses to Goodman Manufacturing Company, L.P. As previously announced in February 1997, the Company is continuing the strategic review of its electronic controls business, part of its former appliances segment.

  Raytheon is also in the process of selling portions of Hughes Defense's electro-optics business and portions of TI Defense's focal-plane array business in accordance with an agreement with the Department of Justice relating to the Hughes Merger.

                           RECENT FINANCIAL RESULTS

  On January 26, 1998, Raytheon announced its financial results for the quarter and the year ended December 31, 1997. Prior to restructuring and special charges, fourth quarter earnings were $244.4 million, or $0.98 per share, on sales of $4.0 billion, representing a 38% increase in earnings and an 18% increase in sales over the prior year's quarter. Earnings included a $0.16 per share gain from the sale of Raytheon Semiconductor and Switchcraft. The Company incurred fourth quarter pre-tax restructuring and special charges of $495.0 million ($321.7 million after-tax). On an after-tax basis, the restructuring and special charges included $221.0 million relating to the electronics segment, $81.2 million relating to the engineering and construction segment and $19.5 million relating to the aircraft segment. After giving effect to the fourth quarter restructuring and special charges, fourth quarter results were a loss of $77.3 million, or $(0.31) per share.

  Prior to the fourth quarter restructuring and special charges, annual earnings were $848.5 million, or $3.55 per share, on sales of $13.7 billion, representing an 8% increase in earnings and an 11% increase in sales over the prior year's results (not including a special charge during the 1996 fiscal year). After giving effect to the fourth quarter restructuring and special charges, annual earnings were $526.8 million, or $2.20 per share.

  Raytheon's 1997 results include only a partial year of financial information for TI Defense following its acquisition by Raytheon in July and less than two weeks of financial information for Hughes Defense following the Hughes Merger in December. On a pro forma basis, Raytheon's 1997 revenues would have been in excess of $20 billion. This information should be read in conjunction with the information relating to Raytheon in "Selected Summary Financial Data" included elsewhere in this Prospectus Supplement. These financial data are not audited and are not necessarily indicative of the results that may be expected for future periods.

  Hughes Defense's fourth quarter and full year 1997 operating and net income were below the results of the prior year's fourth quarter and full year due principally to provisions taken in Hughes Defense's Information Systems business unit, primarily on certain air traffic control, training contracts and other contracts and activities.

                                USE OF PROCEEDS

  The net proceeds from the sale of the Offered Securities (the "Offering") will be used by Raytheon primarily to refinance debt incurred in connection with the Hughes Merger, including bank and/or commercial paper borrowings.

                                CAPITALIZATION

  The following table sets forth the capitalization of Raytheon (a) as of December 31, 1997 and (b) pro forma after giving effect to the Offering and the application of the proceeds thereof (without deduction for expenses) as described under "Use of Proceeds." This table should be read in conjunction with the Unaudited Pro Forma Combined Condensed Financial Statements included elsewhere in this Prospectus Supplement and the historical audited financial statements of Raytheon, TI Defense and Hughes Defense, including the notes thereto, which are incorporated by reference in the accompanying Prospectus.

                                                          AS OF DECEMBER 31,
                                                           1997 (UNAUDITED)
                                                         ---------------------
                                                                 PRO FORMA FOR
                                                         ACTUAL   THE OFFERING
                                                         ------- -------------
                                                             (IN MILLIONS)
      Notes payable and current portion of long-term
       debt............................................. $ 5,657     $
      Long-term debt
       Offered Securities...............................     --
       Other long-term debt.............................   4,406
                                                         -------     ----
          Total long-term debt..........................   4,406
      Stockholders' equity..............................  10,406
                                                         -------     ----
            Total capitalization........................ $20,469     $
                                                         =======     ====

                   RATIO OF NET DEBT TO TOTAL CAPITALIZATION

  The following table sets forth the Company's consolidated ratio of net debt to total capitalization (a) on a pro forma basis as of September 28, 1997 after giving effect to the Hughes Merger as if it had occurred on such date, but without giving effect to the Offering, and (b) on an historical basis at September 28, 1997 and at the end of fiscal years 1996, 1995, 1994, 1993 and 1992:

     PRO FORMA                            HISTORICAL
   -------------     -----------------------------------------------------------------
   SEPTEMBER 28,     SEPTEMBER 28,                 DECEMBER 31,
   -------------     -------------     ------------------------------------------------
       1997               1997         1996      1995      1994      1993      1992
   -------------     -------------     -----     -----     -----     -----     -----
       50.0%             55.7%         43.8%     36.8%     17.9%     14.1%     14.3%

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the consolidated ratio of earnings to fixed charges (a) on a pro forma basis as of September 28, 1997 after giving effect to the Hughes Merger as if it had occurred on January 1, 1996, but without giving effect to the Offering, (b) on a pro forma basis as of December 31, 1996 after giving effect to the Hughes Merger as if it had occurred on January 1, 1996, but without giving effect to the Offering, and (c) on an historical basis at September 28, 1997 and at the end of fiscal years 1996, 1995, 1994, 1993 and 1992:


           PRO FORMA                           HISTORICAL
   ---------------------------- -----------------------------------------
   SEPTEMBER 28,   DECEMBER 31, SEPTEMBER 28,        DECEMBER 31,
   -------------   ------------ ------------- ---------------------------
       1997            1996          1997     1996 1995 1994  1993  1992
   -------------   ------------ ------------- ---- ---- ----- ----- -----
       2.8x            2.7x         4.1x      4.6x 6.0x 12.0x 18.1x 11.9x


  For purposes of computing the ratio of earnings to fixed charges, earnings consist of net earnings, taxes on income and fixed charges (less capitalized interest) and fixed charges consist of interest expense, amortization of debt discount and issuance expense, the portion of rents representative of an interest factor and capitalized interest.

              SELECTED SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

  The following tables set forth a summary of the unaudited pro forma financial data of Raytheon, which data were derived from the Unaudited Pro Forma Combined Condensed Financial Statements and the notes thereto included elsewhere in this Prospectus Supplement. The unaudited pro forma operating data give effect to the TI Acquisition and the Hughes Merger as if each had occurred on January 1, 1996.

  The information below should be read in conjunction with the Unaudited Pro Forma Combined Condensed Financial Statements and the notes thereto included elsewhere in this Prospectus Supplement. The unaudited pro forma financial data are not necessarily indicative of what Raytheon's actual financial position or results of operations would have been if the transactions had occurred on the applicable date indicated. Moreover, they are not intended to be indicative of future results of operations or financial position. See "Unaudited Pro Forma Combined Condensed Financial Statements."

                     FOR THE YEAR ENDED DECEMBER 31, 1996

                                           PRO FORMA COMBINED PRO FORMA COMBINED
                                               RAYTHEON-          RAYTHEON-
                                              RAYTHEON TI       TI DEFENSE AND
                                  RAYTHEON      SYSTEMS         HUGHES DEFENSE
                                  -------- ------------------ ------------------
                                                  (IN MILLIONS)
OPERATING DATA:
  Net sales(a)................... $12,331       $14,131            $20,514
  Operating income...............   1,198         1,377              2,006
  Interest expense...............     256           454                730
  Net income(a)..................     762           743                917

                 FOR THE NINE MONTHS ENDED SEPTEMBER 28, 1997

                                           PRO FORMA COMBINED   PRO FORMA
                                               RAYTHEON-        RAYTHEON-
                                              RAYTHEON TI     TI DEFENSE AND
                                  RAYTHEON      SYSTEMS       HUGHES DEFENSE
                                  -------- ------------------ -------------- ---
                                                (IN MILLIONS)
OPERATING DATA:
  Net sales(a)...................  $9,669       $10,493          $15,650
  Operating income...............   1,141         1,213            1,679
  Interest expense...............     263           373              580
  Net income(a)..................     604           576              706

--------
(a) The pro forma net sales and net income data do not include any synergies which may be realized as a result of the TI Acquisition or the Hughes Merger.

                        SELECTED SUMMARY FINANCIAL DATA

  The following tables present selected financial data for Raytheon, TI Defense and Hughes Defense. The 1997 data have been derived from the books and records of each company and are unaudited. The summary financial data for Raytheon for the nine months ended September 28, 1997 include the financial results for TI Defense from July 11, 1997. The TI Defense summary financial data include financial results for the six-month period ending June 29, 1997. The TI Defense financial results for the period from June 30, 1997 to July 10, 1997 were not material. In the opinion of management, the unaudited consolidated interim financial data reflect all adjustments (consisting of only normal recurring items) that are necessary for a fair presentation of the financial position and results of operations for such periods. The fiscal year-end financial data have been derived from the audited financial statements of Raytheon, TI Defense and Hughes Defense incorporated by reference in the accompanying Prospectus, and should be read in conjunction with such financial statements and notes thereto.

RAYTHEON

                                         NINE MONTHS     FISCAL YEAR ENDED
                                            ENDED          DECEMBER 31,
                                        SEPTEMBER 28, -------------------------
                                            1997       1996     1995     1994
                                        ------------- -------  -------  -------
                                                    (IN MILLIONS)
   OPERATING DATA:
     Net sales........................     $ 9,669    $12,331  $11,804  $10,098
     Operating income.................       1,141      1,198    1,118      896
     Interest expense.................         263        256      197       49
     Net income.......................         604        762      793      597
   OTHER DATA:
     EBITDA (a).......................     $ 1,478    $ 1,607  $ 1,733  $ 1,233
     Depreciation and amortization....         325        369      371      304
     Capital expenditures.............         305        406      329      267
   NET CASH PROVIDED BY (USED IN):
     Operating activities.............     $   294    $   291  $ 1,175  $ 1,158
     Investing activities.............      (2,896)      (937)  (2,323)    (343)
     Financing activities.............       2,735        575    1,155     (804)
                                            AS OF       AS OF DECEMBER 31,
                                        SEPTEMBER 28, -------------------------
                                            1997       1996     1995     1994
                                        ------------- -------  -------  -------
                                                    (IN MILLIONS)
   BALANCE SHEET DATA:
     Net working capital..............     $ 1,209    $   912  $ 1,585  $ 1,702
     Total assets.....................      15,256     11,126    9,841    7,395
     Notes payable and current portion
      of long-term debt...............       2,175      2,227    1,216    1,033
     Long-term debt and capitalized
      leases..........................       4,386      1,501    1,488       25
     Stockholders' equity.............       5,015      4,598    4,292    3,928

--------
(a) EBITDA represents income before interest, income taxes, depreciation (including certain amounts allocated to corporate overhead that are included in general and administrative expenses) and amortization. EBITDA is not intended to represent cash flow or any other measure of performance reported in accordance with generally accepted accounting principles. The Company has included EBITDA as it understands that EBITDA is used by certain investors as one measure of a company's ability to service debt.

TI DEFENSE

                                                          FISCAL YEAR ENDED
                                           SIX MONTHS       DECEMBER 31,
                                         ENDED JUNE 29, -----------------------
                                              1997       1996    1995    1994
                                         -------------- ------  ------  -------
                                                    (IN MILLIONS)
OPERATING DATA:
  Net sales.............................      $824      $1,800  $1,739  $1,725
  Operating income......................        87         178     155     157
  Interest expense......................       --          --      --      --
  Net income............................        53         109      92      99
OTHER DATA:
  EBITDA................................      $130      $  262  $  226  $  241
  Depreciation and amortization.........        45          87      77      86
  Capital expenditures..................        16          80      89      56
NET CASH PROVIDED BY (USED IN):
  Operating activities..................      $ 90      $   86  $   31  $  249
  Investing activities..................       (16)        (80)   (146)    (56)
  Financing activities..................       (74)         (6)    115    (193)
                                                         AS OF DECEMBER 31,
                                         AS OF JUNE 29, -----------------------
                                              1997       1996    1995   1994(A)
                                         -------------- ------  ------  -------
                                                    (IN MILLIONS)
BALANCE SHEET DATA:
  Net working capital...................      $183      $  220  $   96     --
  Total assets..........................       806         837     737     --
  Notes payable and current portion of
   long-term debt.......................       --          --      --      --
  Long-term debt and capitalized leases.       --          --      --      --
  Net assets............................       354         384     278     --

--------

(a)Not available.

HUGHES DEFENSE

                                                          FISCAL YEAR ENDED
                                     NINE MONTHS ENDED      DECEMBER 31,
                                       SEPTEMBER 30,    -----------------------
                                           1997          1996    1995    1994
                                    ------------------- ------  ------  -------
                                                  (IN MILLIONS)
   OPERATING DATA:
     Net sales....................        $5,157        $6,383  $5,922  $5,896
     Operating income.............           446           603     587     545
     Interest expense.............            72            92      76      65
     Net income...................           207           281     319     269
   OTHER DATA:
     EBITDA.......................        $  648        $  859  $  870  $  833
     Depreciation and
      amortization................           192           247     241     266
     Capital expenditures.........            96           178      99     174
   NET CASH PROVIDED BY (USED IN):
     Operating activities.........        $  (32)       $  353  $  333  $  464
     Investing activities.........          (220)         (168)   (560)    (83)
     Financing activities.........           265          (141)    183    (324)
                                    AS OF SEPTEMBER 30,  AS OF DECEMBER 31,
                                    ------------------- -----------------------
                                           1997          1996    1995   1994(A)
                                    ------------------- ------  ------  -------
                                                  (IN MILLIONS)
   BALANCE SHEET DATA:
     Net working capital..........        $1,512        $1,019  $  920     --
     Total assets.................         7,162         7,028   7,026     --
     Notes payable and current
      portion of long-term debt...           119            94      84     --
     Long-term debt and
      capitalized leases..........            32            34      50     --
     Parent company's net
      investment..................         5,266         4,823   4,680     --

--------
(a) Not available.

                     DESCRIPTION OF THE OFFERED SECURITIES

GENERAL

  The Offered Securities will be limited to $            aggregate principal
amount, consisting of $           principal amount of Notes Due 2001,
$               principal amount of Notes Due 2005, $             principal
amount of Notes Due 2010 and $             principal amount of Debentures Due
2018. The Offered Securities are Senior Debt Securities as described in the accompanying Prospectus. Each of the Offered Securities will be senior unsecured obligations of the Company and will rank pari passu with all senior unsecured debt of the Company and will be senior to all existing and future subordinated debt of the Company, if any. The Offered Securities will be issued pursuant to the Senior Indenture (as defined in the accompanying Prospectus). Interest on the Offered Securities will be payable in United States dollars at the office or agency of the Company in the Borough of Manhattan, the City of New York, New York or, at the Company's option, by check mailed to the address of the registered holder. See "Description of Debt Securities" in the accompanying Prospectus for additional information concerning the Offered Securities and the Senior Indenture.

  The Notes Due 2001. Each Note Due 2001 will bear interest at   % per annum,
payable semiannually on           and             of each year, commencing
              , 1998, to the person in whose name the Note Due 2001 is registered, subject to certain exceptions as provided in the Senior Indenture (as defined in the accompanying Prospectus), at the close of business on
         or           (each a "Record Date"), as the case may be, immediately
preceding such            or           . The Notes Due 2001 will mature on
        , 2001. The Notes Due 2001 are not redeemable prior to maturity and are not subject to any sinking fund provision.

  The Notes Due 2005. Each Note Due 2005 will bear interest at   % per annum,
payable semiannually on           and          of each year, commencing
          , 1998, to the person in whose name the Note Due 2005 is registered, subject to certain exceptions as provided in the Senior Indenture, at the
close of business on           or           (each a "Record Date"), as the
case may be, immediately preceding such             or           . The Notes
Due 2005 will mature on           , 2005. The Notes Due 2005 are not
redeemable prior to maturity and are not subject to any sinking fund provision.

  The Notes Due 2010. Each Note Due 2010 will bear interest at   % per annum,
payable semiannually on            and            of each year, commencing
            , 1998, to the person in whose name the Note Due 2010 is registered, subject to certain exceptions as provided in the Senior Indenture,
at the close of business on             or            (each a "Record Date"),
as the case may be, immediately preceding such              or            .
The Notes Due 2010 will mature on           , 2010 and are not subject to any
sinking fund provision.

  The Debentures Due 2018. Each Debenture Due 2018 will bear interest at   %
per annum, payable semiannually on              and              of each year,
commencing        , 1998, to the person in whose name the Debenture Due 2018 is registered, subject to certain exceptions as provided in the Senior
Indenture, at the close of business on              or              (each a
"Record Date"), as the case may be, immediately preceding such        or
     . The Debentures Due 2018 will mature on            , 2018 and are not
subject to any sinking fund provision.

OPTIONAL REDEMPTION

  The Notes Due 2010 and the Debentures Due 2018 will be redeemable as a whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes or Debentures, as the case may be, and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the applicable maturity date discounted, in each case, to the redemption date on a semiannual basis (assuming a 360-day year
consisting of twelve 30-day months) at the Treasury Rate plus    basis points
in the case of the Notes Due 2010 or    basis points in the case of the
Debentures Due 2018, plus, in each case, accrued interest thereon to the date of redemption.

  "Treasury Rate" means, with respect to any redemption date for the Notes or Debentures, as the case may be, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Maturity Date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

  "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes or Debentures, as the case may be, to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes or Debentures, as the case may be. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

  "Comparable Treasury Price" means with respect to any redemption date for the Notes or Debentures, as the case may be, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

  "Reference Treasury Dealer" means each of Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated and two other primary U.S. Government securities dealers in New York City (each, a "Primary Treasury Dealer") appointed by the Trustee in consultation with the Company; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.

  "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

  Notice of any redemption will be mailed at least 30 days but no more than 60 days before the redemption date to each holder of Offered Securities to be redeemed.

  Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Offered Securities or portions thereof called for redemption.

DEFEASANCE

  Under certain circumstances, Raytheon will be deemed to have discharged the entire indebtedness on all the outstanding Offered Securities by defeasance, or to be discharged from certain covenants otherwise applicable to the Offered Securities and described in the accompanying Prospectus under the heading "Description of Debt Securities--Certain Covenants of the Corporation." See "Description of Debt Securities--Defeasance and Covenant Defeasance" in the accompanying Prospectus for a description of the terms of any such defeasance. Raytheon has made these defeasance provisions applicable to the Offered Securities.

GLOBAL SECURITIES

  The Offered Securities will each initially be represented by Global Securities (as defined in the accompanying Prospectus) deposited with DTC and registered in the name of a nominee of DTC, except in certain circumstances. See "Description of Debt Securities--Global Securities" in the accompanying Prospectus for a description of the terms of such Global Securities and the availability of certified Debt Securities.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

NON-U.S. HOLDERS

  The following summary describes certain United States federal income tax consequences under current law that may be relevant to a beneficial owner of the Offered Securities that is not (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any State thereof or the District of Columbia or (iii) a person otherwise subject to United States federal income taxation on its worldwide income (any of the foregoing, a "Non-U.S. Holder"). This summary addresses only issues concerning Non-U.S. Holders that are initial holders of the Offered Securities and that will hold the Offered Securities as capital assets. It does not address the tax considerations applicable to Non-U.S. Holders if income or gain in respect of the Offered Securities is effectively connected with the conduct of a trade or business in the United States.

  Generally, payments of interest made with respect to the Offered Securities to a Non-U.S. Holder will not be subject to United States federal income or withholding tax, provided that (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the Non-U.S. Holder is not a controlled foreign corporation for United States tax purposes that is directly or indirectly related to the Company through stock ownership and
(iii) the Non-U.S. Holder complies with applicable certification requirements.

  Any capital gain realized on the sale, exchange, retirement or other disposition of an Offered Security by a Non-U.S. Holder will not be subject to United States federal income or withholding taxes unless such Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of such sale, exchange, retirement or other disposition and either has a "tax home" (as defined for United States federal income tax purposes) in the United States or an office or other fixed place of business in the United States to which the sale or disposition is attributable.

  The Offered Securities will not be includible in the estate of a Non-U.S. Holder provided the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote.

  PURCHASERS OF OFFERED SECURITIES SHOULD CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THE POSSIBLE APPLICABILITY OF UNITED STATES FEDERAL INCOME, WITHHOLDING AND OTHER TAXES UPON INCOME AND GAIN REALIZED IN RESPECT OF THE OFFERED SECURITIES.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  A holder of the Offered Securities may be subject to information reporting and backup withholding at a rate of 31% on certain amounts paid to the holder unless such holder provides proof of an applicable exemption (including a general exemption for Non-U.S. Holders and for corporations) or correct taxpayer identification number, and otherwise complies with applicable requirements of the information reporting and backup withholding rules. Any amount withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

NEW REGULATIONS

  On October 6, 1997, the United States Treasury Department issued new regulations relating to withholding, backup withholding and information reporting that, among other things, unify certification procedures and forms and clarify certain reliance standards. The regulations apply to payments made after December 31, 1998, subject to certain transitional rules. Prospective investors are urged to consult their own tax advisors regarding the new regulations.

                                 UNDERWRITING

  Under the terms and subject to the conditions in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the Underwriters named below (for whom Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated are acting as joint book runners for the Offered Securities) have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective principal amounts of Offered Securities set forth opposite their names:

                          PRINCIPAL AMOUNT  PRINCIPAL AMOUNT  PRINCIPAL AMOUNT  PRINCIPAL AMOUNT OF
      UNDERWRITER         OF NOTES DUE 2001 OF NOTES DUE 2005 OF NOTES DUE 2010 DEBENTURES DUE 2018
      -----------         ----------------- ----------------- ----------------- -------------------
Credit Suisse First
 Boston Corporation.....       $                 $                 $                 $
Morgan Stanley & Co.
 Incorporated...........
Goldman, Sachs & Co. ...
Merrill Lynch, Pierce,
         Fenner & Smith
         Incorporated...
J.P. Morgan Securities
 Inc. ..................
Bear, Stearns & Co.
 Inc. ..................
Chase Securities Inc. ..
Lehman Brothers Inc. ...
Salomon Brothers Inc ...
ABN AMRO Incorporated ..
BancAmerica Robertson
 Stephens...............
Blaylock & Partners,
 L.P....................
BT Alex. Brown
 Incorporated...........
CIBC Oppenheimer........
Citicorp Securities,
 Inc. ..................
Commerzbank Capital
 Markets Corporation....
Deutsche Morgan Grenfell
 Inc. ..................
First Chicago Capital
 Markets, Inc. .........
Muriel Siebert & Co.,
 Inc....................
SBC Warburg Dillon Read
 Inc. ..................
Scotia Capital Markets
 (USA) Inc. ............
UBS Securities LLC......
Artemis Capital Group,
 Inc. ..................
Doley Securities, Inc. .
                               -------           -------           -------           --------
  Total.................       $                 $                 $                 $
                               =======           =======           =======           ========

  The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the Offered Securities are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all the Offered Securities if any are taken.

  The Underwriters initially propose to offer a portion of the Offered Securities directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and a portion to certain dealers
at a price that represents a concession not in excess of     % of the
principal amount in the case of the Notes Due 2001,     % of the principal
amount in the case of the Notes Due 2005,     % of the principal amount in the
case of the Notes Due 2010 and     % of the principal amount in the case of
the Debentures Due 2018. Any Underwriter may allow, and such dealers may
reallow, a concession to certain other dealers not in excess of     % of the
principal amount in the case of the Notes Due 2001,     % of the principal
amount in the case of the Notes Due 2005,     % of the principal amount in the
case of the Notes Due 2010 and     % of the principal amount in the case of
the Debentures Due 2018. After the initial offering of the Offered Securities, the offering price and other selling terms may from time to time be varied by the Underwriters.

  The Company does not intend to apply for listing of the Offered Securities on any national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the Offered

Securities, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Offered Securities and any such market-making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or the existence of trading markets for, the Offered Securities.

  The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  From time to time, each of the Underwriters and certain of their affiliates have engaged in transactions with and performed services, including investment and/or commercial banking services, for Raytheon and certain of its subsidiaries in the ordinary course of business, and may continue to engage in such transactions with or perform such services for Raytheon and certain of its subsidiaries.

  In order to facilitate the offering of the Offered Securities, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Offered Securities. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Offered Securities for their own account. In addition, to cover overallotments or to stabilize the price of the Offered Securities, the Underwriters may bid for, and purchase, the Offered Securities in the open market. Finally, the Underwriters may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Offered Securities in the offering, if the Underwriter repurchases previously distributed Offered Securities in transactions to cover Underwriter short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Offered Securities above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

                         NOTICE TO CANADIAN RESIDENTS

  Resale Restrictions. The distribution of the Offered Securities in Canada is being made only on a private placement basis exempt from the requirement that Raytheon prepare and file a prospectus with the securities regulatory authorities in each province where trades of Offered Securities are effected. Accordingly, any resale of the Offered Securities in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers who are Canadian residents are advised to seek legal advice prior to any resale of the Offered Securities.

  Representations of Purchasers. Each purchaser of Offered Securities in Canada who receives a purchase confirmation will be deemed to represent to Raytheon and the dealer from whom such purchase confirmation is received that
(i) such purchaser is entitled under applicable provincial securities laws to purchase such Offered Securities without the benefit of a prospectus qualified under such securities laws; (ii) where required by law, such purchaser is purchasing as principal and not as agent; and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

  Rights of Action (Ontario Purchasers). The Offered Securities are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

  Enforcement of Legal Rights. All of Raytheon's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon Raytheon or such persons. All or a substantial portion of the assets of Raytheon and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against Raytheon or such persons in Canada or to enforce a judgment obtained in Canadian courts against Raytheon or such persons outside of Canada.

  Notice to British Columbia Residents. A purchaser of Offered Securities to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Offered Securities acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from Raytheon. Only one such report must be filed in respect of Offered Securities acquired on the same date and under the same prospectus exemption.

  Taxation and Eligibility For Investment. Canadian purchasers of Offered Securities should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Offered Securities in their particular circumstances and with respect to the eligibility of the Offered Securities for investment by the purchaser under relevant Canadian legislation.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

  The following unaudited pro forma combined condensed financial statements have been prepared by Raytheon's management from Raytheon's historical consolidated financial statements and from the historical financial statements of TI Defense and Hughes Defense. The unaudited pro forma combined condensed statement of earnings reflects adjustments as if the TI Acquisition and the Hughes Merger had occurred on January 1, 1996. The unaudited pro forma combined condensed balance sheet reflects adjustments as if the Hughes Merger had occurred on September 28, 1997. The pro forma adjustments described in the accompanying notes are based upon preliminary estimates and certain assumptions that Raytheon management believes are reasonable in such circumstances.

  The unaudited pro forma combined condensed financial statements should be read in conjunction with the historical consolidated financial statements of Raytheon Company, as predecessor to the Company (including the notes thereto), and with the historical financial statements of Hughes Defense and TI Defense (including the related notes thereto), each of which is incorporated by reference in the accompanying Prospectus.

  The unaudited pro forma combined condensed financial statements are not necessarily indicative of what Raytheon's actual financial position or results of operations would have been if the TI Acquisition and the Hughes Merger had occurred on the applicable date indicated. Moreover, they are not intended to be indicative of future results of operations or financial position. The unaudited pro forma combined condensed financial statements do not reflect the cost and revenue synergies associated with such transactions which Raytheon expects to progressively realize over the next few years, commencing in the first year of operation.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 28, 1997

                                                                        HISTORICAL
                          HISTORICAL HISTORICAL  PRO FORMA    PRO FORMA   HUGHES    PRO FORMA    PRO FORMA
                           RAYTHEON  TI DEFENSE ADJUSTMENTS   COMBINED   DEFENSE   ADJUSTMENTS   COMBINED
                          ---------- ---------- -----------   --------- ---------- -----------   ---------
                                                (IN MILLIONS, EXCEPT PER SHARE)
Net sales...............    $9,669      $824                   $10,493    $5,157                  $15,650
                            ------      ----       -----       -------    ------      ----        -------
Cost of sales...........     7,426       638       $  (4)(2a)    8,079     4,272      $(14)(3c)    12,384
                                                      (6)(2b)                          (72)(3d)
                                                      35 (2e)                          140 (3g)
                                                     (10)(2c)                          (21)(3e)
Amortization of push-
 down goodwill..........                                                      76       (76)(3c)         0
Administration and
 selling expenses.......       812        55                       867       259                    1,126
Research and development
 expenses...............       290        44                       334       127                      461
                            ------      ----       -----       -------    ------      ----        -------
 Operating income.......     1,141        87         (15)        1,213       423        43          1,679
                            ------      ----       -----       -------    ------      ----        -------
Interest expense........       263                                 263        72       (72)(3i)       263
Interest income.........       (24)                                (24)                               (24)
Acquisition interest
 expense................                             110 (2d)      110                 207 (3f)       317
Other (income)/expense..       (12)        2                       (10)      (10)                     (20)
                            ------      ----       -----       -------    ------      ----        -------
 Income before tax......       914        85        (125)          874       361       (92)         1,143
                            ------      ----       -----       -------    ------      ----        -------
Federal and foreign
 income taxes...........       310        32         (44)(2f)      298       154       (15)(3h)       437
                            ------      ----       -----       -------    ------      ----        -------
 Net income.............    $  604      $ 53       $ (81)      $   576    $  207      $(77)       $   706
                            ======      ====       =====       =======    ======      ====        =======
Earnings per common
 share
 Outstanding shares.....    $ 2.56                             $  2.44                            $  2.08
 Fully diluted..........    $ 2.51                             $  2.39                            $  2.05
Average common shares
 Outstanding............       236                                 236                 103            339
 Fully diluted..........       241                                 241                 103            344


   See accompanying notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                        HISTORICAL
                          HISTORICAL HISTORICAL  PRO FORMA    PRO FORMA   HUGHES    PRO FORMA    PRO FORMA
                           RAYTHEON  TI DEFENSE ADJUSTMENTS   COMBINED   DEFENSE   ADJUSTMENTS   COMBINED
                          ---------- ---------- -----------   --------- ---------- -----------   ---------
                                                (IN MILLIONS, EXCEPT PER SHARE)
Net sales...............   $12,331     $1,800                  $14,131    $6,383                  $20,514
Cost of sales...........     9,755      1,415      $  (6)(2a)   11,169     5,216      $ (18)(3c)   16,430
                                                     (12)(2b)                           (95)(3d)
                                                      69 (2e)                           187 (3g)
                                                     (52)(2c)                           (29)(3e)
Amortization of push-
 down goodwill..........                                                     101       (101)(3c)        0
Administration and
 selling expenses            1,021        129                    1,150       301                    1,451
Research and development
 expenses...............       323         78                      401       192                      593
Special charges.........        34          0                       34         0                       34
                           -------     ------      -----       -------    ------      -----       -------
 Operating income.......     1,198        178          1         1,377       573         56         2,006
                           -------     ------      -----       -------    ------      -----       -------
Interest expense........       256                                 256        92        (92)(3i)      256
Interest income.........      (102)                               (102)                              (102)
Acquisition interest
 expense................                             198 (2d)      198                  276 (3f)      474
Other (income)/expense..       (40)         3                      (37)       (9)                     (46)
                           -------     ------      -----       -------    ------      -----       -------
 Income before tax......     1,084        175       (197)        1,062       490       (128)        1,424
                           -------     ------      -----       -------    ------      -----       -------
Federal and foreign
 income taxes...........       322         66        (69)(2f)      319       209        (21)(3h)      507
                           -------     ------      -----       -------    ------      -----       -------
 Net income.............   $   762     $  109      $(128)      $   743    $  281      $(107)      $   917
                           =======     ======      =====       =======    ======      =====       =======
Earnings per common
 share..................
 Outstanding shares.....   $  3.21                             $  3.14                            $  2.70
 Fully diluted..........   $  3.16                             $  3.08                            $  2.67
Average common shares
 Outstanding............       237                                 237                  103           340
 Fully diluted..........       241                                 241                  103           344


   See accompanying notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                            AS OF SEPTEMBER 28, 1997

                                             HISTORICAL
                                  HISTORICAL   HUGHES    PRO FORMA     PRO FORMA
                                   RAYTHEON   DEFENSE   ADJUSTMENTS    COMBINED
                                  ---------- ---------- -----------    ---------
                                                 (IN MILLIONS)
ASSETS
Current assets
  Cash and marketable securities.  $   268     $   73     $  (73)(3b)   $   268
  Accounts receivable............      954        687                     1,641
  Contracts in process...........    3,148      1,579       (190)(3b)     4,537
  Inventories....................    1,653        445                     2,098
  Other..........................      531        263                       794
                                   -------     ------     ------        -------
    Total current assets.........    6,554      3,047       (263)         9,338
  Property, plant and equipment,
   net...........................    2,047      1,095          8 (3b)     3,150
  Cost in excess of net assets
   acquired......................    5,954      2,892     (2,892)(3b)    13,464
                                                           7,510 (3b)
  Pension asset..................                          1,075 (3b)     1,075
  Other assets...................      701        128        203 (3b)     1,032
                                   -------     ------     ------        -------
    Total assets.................  $15,256     $7,162     $5,641        $28,059
                                   =======     ======     ======        =======
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities:
  Notes payable and current
   portion of long-term debt.....  $ 2,175     $  119     $1,914 (3a)   $ 4,208
  Advance payments...............      389        310                       699
  Accounts payable...............    1,265        327                     1,592
  Other..........................    1,516        780        543 (3b)     2,839
                                   -------     ------     ------        -------
    Total current liabilities....    5,345      1,536      2,457          9,338
Long-term debt and capitalized
 leases..........................    4,386         32      2,130 (3a)     6,548
Other............................      510        328        859 (3b)     1,697
Stockholders' equity:
  Common stock at par............      236                   103 (3a)       339
  Additional paid-in capital.....      313                 5,358 (3a)     5,671
Retained earnings................    4,466      5,266     (5,266)(3b)     4,466
                                   -------     ------     ------        -------
    Total stockholders' equity...    5,015      5,266        195         10,476
                                   -------     ------     ------        -------
    Total liabilities and
     stockholders' equity........  $15,256     $7,162     $5,641        $28,059
                                   =======     ======     ======        =======

   See accompanying notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

                         NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS
1. BASIS OF PRESENTATION

  The accompanying unaudited pro forma combined condensed statements of earnings present the historical results of operations of Raytheon, TI Defense and Hughes Defense for the year ended December 31, 1996 and for the nine months ended September 28, 1997, with pro forma adjustments as if the TI Acquisition and the Hughes Merger had taken place on January 1, 1996. The historical results of operations of Raytheon for the nine months ended September 28, 1997 include the financial results for TI Defense from July 11, 1997. The historical results of operations of TI Defense include financial results for the six-month period ending June 29, 1997. The TI Defense financial results for the period from June 30, 1997 to July 10, 1997 were not material. The unaudited pro forma combined condensed balance sheet presents the historical balance sheets of Raytheon and Hughes Defense as of September 28, 1997, with pro forma adjustments as if the Hughes Merger had been consummated as of September 28, 1997, in a transaction accounted for as a purchase for financial accounting purposes in accordance with generally accepted accounting principles.

  Certain reclassifications have been made to the historical financial statements of Raytheon, TI Defense and Hughes Defense to conform to the unaudited pro forma combined condensed financial statement presentation on a consistent basis.

2. PRO FORMA ADJUSTMENTS--TI DEFENSE

  The following adjustments give pro forma effect to the TI Acquisition (in millions):

      (a) Adjustment to eliminate the amortization of intangible assets of TI
          Defense which would not have been incurred if the TI Acquisition had occurred on January 1, 1996.
      (b) Adjustment to reflect the effect on 1996 and 1997 results relating to a net reduction of accumulated contract costs as an allowance for Raytheon's normal profit on its efforts to complete such contracts, and other contract valuation adjustments.
      (c) Elimination of $32 of non-recurring employee-related costs and $20 of non-recurring corporate allocations from the parent of TI Defense as a result of the TI Acquisition for the year ended December 31, 1996 and $10 of non-recurring corporate allocations for the six months ending June 29, 1997.
      (d) Adjustments which represent additional estimated interest expense resulting from the use of borrowings to finance the TI Acquisition and incremental interest on Raytheon's pre-TI Acquisition variable rate borrowings to reflect the change in credit rating as a result of the TI Acquisition.
      (e) The amortization of excess of costs over acquired net assets over an estimated life of 40 years. Such amortization expense is subject to possible adjustment resulting from the completion of the valuation analyses. Raytheon expects that any subsequent adjustment would not materially affect the combined pro forma results.
      (f) The estimated tax effect on the applicable pro forma adjustments.

                          NOTES TO UNAUDITED PRO FORMA
              COMBINED CONDENSED FINANCIAL STATEMENTS--(CONTINUED)
3. PRO FORMA ADJUSTMENTS--HUGHES DEFENSE

  The following adjustments give pro forma effect to the Hughes Merger (in millions):

      (a) To record the exchange consideration at closing:
          Purchase price ($9,500 less acquired debt of $120).........   $9,380
                                                                        ======
          (Financing is based on the average market value of Raytheon
          Common Stock prior to the closing date of the Hughes
          Merger:
          Equity--102,634 thousand shares at $53.21 per share totals
          $5,461.
          Debt--$4,039 less $120 of debt assumed plus acquisition
          costs of $125 totals $4,044 to be financed with a
          combination of variable rate short-term borrowings of
          $1,914 and fixed rate medium- and long-term borrowings of
          $2,130 at an average interest rate of 6.37%.)
      (b) To adjust the assets and liabilities to their estimated fair values:
          Net assets of Hughes Defense at September 28, 1997.........    5,266
          Additional assets to be recorded in the Hughes Merger......       45
          Additional liabilities to be recorded in the Hughes Merger.      (94)
          Cash not included in the Hughes Merger.....................      (73)
          Contracts in process valuation adjustments.................     (190)
          Accrual for future lease cost in excess of fair market
          value......................................................     (264)
          Provision for the estimated exit costs of integrating
          acquired operations........................................     (495)
          To include pension assets and reflect fair market value
          less the projected  benefit obligation.....................      892
          To include the liability for post-retirement benefits other
          than pensions..............................................     (366)
          Deferred tax benefits......................................      166
          Costs in excess of net assets of Hughes Defense............    7,510
          Acquisition costs..........................................     (125)
          Elimination of Hughes Defense goodwill.....................   (2,892)
                                                                        ------
                                                                        $9,380
                                                                        ======

      (c) Adjustment to eliminate the amortization of intangible assets of Hughes Defense which would not have been incurred if the Hughes
          Merger had occurred on January 1, 1996.
      (d) Adjustment to reflect the effect on 1996 and 1997 results relating to a net reduction of accumulated contract costs as an allowance for Raytheon's normal profit on its efforts to complete such contracts.
      (e) Elimination of $29 of non-recurring corporate allocation from the parent of Hughes Defense as a result of the Hughes Merger for the year ended December 31, 1996 and $21 for the nine months ended
          September 28, 1997.
      (f) Adjustments which represent additional estimated interest expense resulting from the use of borrowings to finance the Hughes Merger and incremental interest on Raytheon's pre-Hughes Merger variable rate borrowings to reflect the change in credit rating as a result of the Hughes Merger.

      (g) The amortization of excess of costs over acquired net assets over an estimated life of 40 years. Such amortization expense is subject to possible adjustment resulting from the completion of the valuation analyses. Raytheon expects that any subsequent adjustment would not materially affect the combined pro forma results.

                          NOTES TO UNAUDITED PRO FORMA
              COMBINED CONDENSED FINANCIAL STATEMENTS--(CONTINUED)

      (h) The estimated tax effect on the applicable pro forma adjustments.
      (i) Elimination of Hughes Defense interest expense.

PROSPECTUS

                               RAYTHEON COMPANY

                                DEBT SECURITIES
                                PREFERRED STOCK
                             CLASS B COMMON STOCK
                                   WARRANTS

                                ---------------

  Raytheon Company (the "Company" or "Raytheon") may offer from time to time, in one or more series, (i) unsecured senior debt securities (the "Senior Debt Securities"), (ii) unsecured subordinated debt securities (the "Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities"), (iii) warrants to purchase Debt Securities (the "Debt Warrants"), (iv) shares of serial preferred stock, $0.01 par value per share, in one or more series ("Preferred Stock"), (v) warrants to purchase shares of Preferred Stock (the "Preferred Stock Warrants"), (vi) shares of Class B common stock, $0.01 par value per share ("Class B Common Stock"), or (vii) warrants to purchase shares of Class B Common Stock (the "Class B Warrants"), in amounts, at prices and on terms to be determined by market conditions at the time of offering. The Debt Warrants, Preferred Stock Warrants and Class B Warrants are referred to herein collectively as the "Securities Warrants." The Debt Securities, Preferred Stock, Class B Common Stock and Securities Warrants are referred to herein collectively as the "Offered Securities."

  The specific terms of the Offered Securities with respect to which this Prospectus is being delivered will be set forth in a supplement to this Prospectus (a "Prospectus Supplement"), together with the terms of the offering and sale of the Offered Securities, the initial offering price and the net proceeds to the Company from the sale thereof. The Prospectus Supplement will include, with regard to the particular Offered Securities, the following information: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking, authorized denomination, maturity, rate (which may be fixed or variable) or method of calculation of interest and dates for payment thereof, any terms for optional or mandatory redemption or payment of additional amounts or any sinking fund provisions, any index or formula for determining the amount of any principal, premium, or interest fund provisions, the currency or currency unit in which any principal, premium, or interest is payable, whether the securities are issuable in registered form or in the form of global securities and any provisions for the conversion or exchange of such Debt Securities; (ii) in the case of Preferred Stock, the designation, number of shares, liquidation preference per share, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any redemption or sinking fund provisions, any conversion or exchange provisions and other rights, preferences and privileges; (iii) in the case of Class B Common Stock, the number of shares;
(iv) in the case of Securities Warrants, the duration, exercise price and detachability; and (v) in the case of all Offered Securities, whether such Offered Securities will be offered separately or as a unit with other Offered Securities and the public offering price. The Prospectus Supplement also will contain information, where applicable, about material United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

  The Debt Securities of any series may be issued with Securities Warrants. The Debt Securities may be Senior Debt Securities or Subordinated Debt Securities. The Senior Debt Securities, when issued, will rank on a parity with all the unsecured and unsubordinated indebtedness of the Company, and the Subordinated Debt Securities, when issued, will be subordinated in right of payment to all obligations of the Company to its other creditors, except obligations ranking on a parity with or junior to the Subordinated Debt Securities. See "Description of Debt Securities--Subordination of Subordinated Debt Securities."

  The Company's Class B Common Stock is listed on the New York Stock Exchange ("NYSE"), the Chicago Stock Exchange ("CSE") and the Pacific Exchange ("PE"). Any Class B Common Stock offered hereby will be listed, subject to notice of issuance, on such exchanges.

  The Offered Securities may be sold directly by the Company, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents of the Company, underwriters or dealers are involved in the sale of any Offered Securities in respect of which this Prospectus is being delivered, the names of such agents, underwriters or dealers and any applicable commissions or discounts and the net proceeds to the Company will be set forth in a Prospectus Supplement.

  The Offered Securities may be issued in one or more series or issuances and will be limited to $3.0 billion in aggregate public offering price (or its equivalent, based on the applicable exchange rate, to the extent Debt Securities are denominated in for one or more foreign currencies or currency units). The Offered Securities may be sold for U.S. dollars, or any foreign currency or currencies or currency units, and the principal of, premium, if any, and any interest on, the Debt Securities may be payable in U.S. dollars, or any foreign currency or currencies or currency units.

  The Offered Securities may be offered separately or as units with other Offered Securities, in separate series in amounts, at prices and on terms to be determined at or prior to the time of sale. The sale of other securities under the Registration Statement of which this Prospectus forms a part or under a Registration Statement to which this Prospectus relates will reduce the amount of Offered Securities which may be sold hereunder.

                                ---------------

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION  NOR HAS THE
     SECURITIES  AND   EXCHANGE  COMMISSION   OR  ANY   STATE   SECURITIES
      COMMISSION   PASSED  UPON  THE   ACCURACY  OR  ADEQUACY   OF  THIS
        PROSPECTUS. ANY REPRESENTATION  TO THE CONTRARY  IS A CRIMINAL
          OFFENSE.

                                ---------------

               The date of this Prospectus is February 13, 1998.

  CERTAIN PERSONS PARTICIPATING IN THE OFFERING OF THE OFFERED SECURITIES MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE OFFERED SECURITIES OR ANY SECURITIES THE PRICES OF WHICH MAY BE USED TO DETERMINE PAYMENTS ON THE OFFERED SECURITIES. SPECIFICALLY, THE UNDERWRITERS OR AGENTS SPECIFIED IN THE RELEVANT PROSPECTUS SUPPLEMENT OR PRICING SUPPLEMENT MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR AND PURCHASE THE OFFERED SECURITIES OR ANY SECURITIES THE PRICES OF WHICH MAY BE USED TO DETERMINE PAYMENTS ON THE OFFERED SECURITIES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION" IN THIS PROSPECTUS AND "PLAN OF DISTRIBUTION" OR "UNDERWRITING" IN THE RELEVANT PROSPECTUS SUPPLEMENT.

  NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT, AND ANY SUCH OTHER INFORMATION, OR REPRESENTATIONS, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN SO AUTHORIZED. THE DELIVERY OF THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT OR ANY SALE MADE HEREUNDER OR THEREUNDER AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY OR THEREBY IN ANY JURISDICTION WHERE, AND TO ANY PERSON WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ----------------

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the worldwide web site (http://www.sec.gov) maintained by the Commission and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Company's Class B Common Stock and Class A Common Stock (as defined below) are listed on the NYSE, the CSE and the PE, where reports, proxy statements and other information concerning the Company can also be inspected. The offices of the NYSE are located at 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the Offered Securities, reference is hereby made to such Registration Statement, including the exhibits filed as a part thereof. Statements contained in this Prospectus concerning the provisions of certain documents filed with, or incorporated by reference in, the Registration Statement are not necessarily complete, each such statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including the documents incorporated by reference therein or exhibits thereto, may be obtained upon payment of the prescribed rates at the offices of the Commission set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by the Company (File No. 1-13699) pursuant to the Exchange Act are incorporated herein by reference:

    (a) The Company's Current Reports on Form 8-K dated December 17, 1997 and January 28, 1998; and

    (b) The Company's Registration Statement on Form 8-A dated December 11, 1997 and Form 8-A/A dated December 17, 1997.

  The following documents filed with the Commission pursuant to the Exchange Act by Former Raytheon Company (as defined below, File No. 1-2833) are also hereby incorporated by reference:

    (a) Former Raytheon Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

    (b) Former Raytheon Company's Quarterly Reports on Form 10-Q for the periods ended March 30, 1997, June 29, 1997 and September 28, 1997;

    (c) Former Raytheon Company's Current Reports on Form 8-K dated January 4, 1997, January 16, 1997, March 14, 1997, July 11, 1997, September 10,
  1997, October 7, 1997 (as amended on October 28, 1997) and December 17, 1997; and

    (d) Former Raytheon Company's Solicitation Statement/Prospectus on
  Schedule 14A dated November 10, 1997.

  All documents filed by the Company pursuant to section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus or any Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document or portion thereof which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

  The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Such written requests should be addressed to: Secretary, Raytheon Company, 141 Spring Street, Lexington, Massachusetts 02173. Telephone requests may be directed to the Secretary at (781) 862-6600.

  Statements made in this Prospectus, or in any Prospectus Supplement relating to securities registered pursuant to the Registration Statement of which this Prospectus is a part, that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act and
Section 21E of the Exchange Act. Forward-looking statements are subject to a number of risks and uncertainties. Important factors that could cause actual results to differ materially from the Company's expectations ("cautionary statements") are disclosed in this Prospectus and the documents incorporated by reference herein, including, without limitation, statements under "Item 1-- Business" of Former Raytheon Company's Annual Report on Form 10-K and under "Risk Factors" in Former Raytheon Company's Solicitation Statement/Prospectus dated November 10, 1997.

                                  THE COMPANY

  Raytheon is an international, high technology company that operates in the following principal businesses: defense and commercial electronics, engineering and construction, and aircraft. Historically, the Company's principal businesses have included the design, manufacture and servicing of advanced electronic devices, equipment and systems for government and commercial use. Raytheon is a major defense contractor in the United States and internationally.

  Raytheon's defense electronics business is conducted through Raytheon Systems Company, which combines the businesses formerly conducted by Raytheon Electronics Systems, Raytheon TI Systems and Raytheon E-Systems, as well as the recently merged defense business of Hughes Electronics Corporation. Raytheon Systems Company consists of five business segments: Defense Systems; Sensors and Electronic Systems; Command, Control and Communications (C/3/) Systems; Intelligence, Information and Aircraft Integration Systems; and Training and Services. Defense Systems focuses on anti-tactical ballistic missile systems; air defense; air-to-air, surface-to-air, and air-to-ground missiles; naval and maritime systems; ship self-defense systems; torpedoes; strike, interdiction and cruise missiles; and advanced munitions. Sensors and Electronic Systems focuses on ground, shipboard and airborne fire control and surveillance systems; primary and secondary air traffic control radars; ground, space-based, night vision, and reconnaissance sensors; and electronics warfare and GPS systems. C/3/ Systems focuses on command, control and communications systems; air traffic control systems; tactical radios; satellite communication ground terminals; wide area surveillance systems; advanced transportation systems; and simulators and simulation systems. Intelligence, Information and Aircraft Integration Systems focuses on information processing systems; large scale information retrieval, processing and distribution systems; global broadcast systems; airborne surveillance and intelligence systems integration; aircraft modification; and head-of-state aircraft systems. Training and Services focuses on training services and integrated training programs; technical services; and logistics and lifetime support.

  Raytheon's commercial electronics business consists of Raytheon Marine Company and Raytheon Microelectronics. These entities produce, among other things, marine radars and other marine electronics, transmit/receive modules for satellite communications projects and other electronic components for a wide range of applications. Raytheon Engineers & Constructors is one of the largest engineering, construction, and operations and maintenance organizations in the world. Raytheon Aircraft is a world leader in general aviation, offering one of the most extensive product lines in the industry.

  The address of the principal executive office of the Company is 141 Spring Street, Lexington, Massachusetts 02173. The telephone number of the Company is
(781) 862-6600.

                              RECENT DEVELOPMENTS

  On July 11, 1997, Raytheon Company, predecessor to the Company by merger ("Former Raytheon Company") consummated the acquisition of the defense systems and electronics business of Texas Instruments Incorporated ("TI Defense"). TI Defense, whose businesses are now conducted through Raytheon Systems Company, is a premier supplier of advanced defense systems, including tactical missiles, precision-guided weapons, radar, night vision systems and electronic warfare systems.

  On December 17, 1997, Former Raytheon Company completed its merger (the "Merger") with and into HE Holdings, Inc. ("Hughes Defense"), a Delaware corporation which consisted of the defense business of Hughes Electronics Corporation. Immediately following the Merger, the surviving corporation changed its name to Raytheon Company. The value of the transaction was $9.50 billion, including $4.04 billion in debt which was contributed by Hughes Defense to certain affiliates of Hughes Electronics Corporation prior to the Merger, and $5.46 billion in equity in the form of Class A Common Stock distributed to stockholders of General Motors Corporation ("GM"), the former parent of Hughes Defense. Hughes Defense, whose businesses are now conducted through Raytheon Systems Company, is a leading supplier of defense electronics products and services to the U.S. government, including airborne and ground-based radar, electro-optical systems, missile and naval systems, and command and control systems.

                                USE OF PROCEEDS

  Unless otherwise provided in the applicable Prospectus Supplement, the net proceeds from the sale of the Offered Securities will be used by the Company
(i) to refinance commercial paper borrowings and/or bank borrowings, with various maturities and bearing interest at various rates, that were incurred in connection with the Merger, (ii) for other capital expenditures and working capital requirements and (iii) for other general corporate purposes.

   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

  The following table sets forth the consolidated ratio of earnings to combined fixed charges and preferred stock dividends (a) for Former Raytheon Company and Hughes Defense on a pro forma basis as of September 28, 1997 after giving effect to the Merger as if it had occurred on January 1, 1996, (b) for Former Raytheon Company and Hughes Defense on a pro forma basis as of December 31, 1996 after giving effect to the Merger as if it had occurred on January 1, 1996, and (c) on an historical basis at September 28, 1997 and at the end of fiscal years 1996, 1995, 1994, 1993 and 1992:

               PRO FORMA                          HISTORICAL
       ---------------------------------------------------------------------
                                                        DECEMBER 31,
       SEPTEMBER 28,  DECEMBER 31, SEPTEMBER 28, ---------------------------
           1997           1996         1997      1996 1995 1994  1993  1992
       -------------  ------------ ------------- ---- ---- ----- ----- -----
           2.8x           2.7x         4.1x      4.6x 6.0x 12.0x 18.1x 11.9x

  For purposes of computing the ratio of earnings to fixed charges, earnings consist of net earnings, taxes on income and fixed charges (less capitalized interest) and fixed charges consist of interest expense, amortization of debt discount and issuance expense, the portion of rents representative of an interest factor and capitalized interest.

                        DESCRIPTION OF DEBT SECURITIES

  The Senior Debt Securities are to be issued under an Indenture, dated as of July 3, 1995 (the "Senior Indenture"), between the Company and The Bank of New York, as trustee. The Subordinated Debt Securities are to be issued under a second Indenture, dated as of July 3, 1995 (the "Subordinated Indenture"), also between the Company and The Bank of New York, as trustee. A copy of the Senior Indenture has been filed with the Commission as an exhibit to the Registration Statement and is incorporated herein by reference. In the event the Company decides to issue Subordinated Debt Securities, the Company will file the Subordinated Indenture either by amendment or as an exhibit to an Exchange Act Report and such indenture shall be incorporated herein by reference. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures." The Bank of New York is hereinafter referred to as the "Senior Debt Trustee" when referring to it in its capacity as trustee under the Senior Indenture, as the "Subordinated Debt Trustee" when referring to it in its capacity as trustee under the Subordinated Indenture, and as the "Debt Trustee" when referring to it in its capacity as trustee under both of the Indentures. The following summaries of certain provisions of the Senior Debt Securities, the Subordinated Debt Securities and the Indentures do not purport to be complete and are subject to and are qualified in their entirety by reference to all the provisions of the Indenture applicable to a particular series of Debt Securities (the "Applicable Indenture"), including the definitions therein of certain terms. Wherever particular Sections, Articles or defined terms of the Applicable Indenture are referred to, it is intended that such Sections, Articles or defined terms shall be incorporated herein by reference. Article and Section references used herein are references to the Applicable Indenture. Capitalized terms not otherwise defined herein shall have the meaning given in the Applicable Indenture.

  The following sets forth certain general terms and provisions of the Debt Securities which may be offered hereby. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") will be described in the Prospectus Supplement relating to such Offered Debt Securities (the "Applicable Prospectus Supplement").

GENERAL

  The Indentures do not limit the amount of Debt Securities that may be issued thereunder and provide that Debt Securities may be issued thereunder from time to time in one or more series. The Debt Securities will be unsecured obligations of the Company.

  Unless otherwise indicated in the Applicable Prospectus Supplement, principal of, premium, if any, and interest on the Debt Securities will be payable, and the transfer of Debt Securities will be registrable, at the office or agency of the Company in each Place of Payment maintained by the Company and at any other office or agency maintained by the Company for such purpose, except that, at the option of the Company, interest may be paid by mailing a check to the address of the Person entitled thereto as it appears on the register for the Debt Securities (Sections 301, 305, 307 and 1002). The Debt Securities will be issued only in fully registered form without coupons and, unless otherwise indicated in the Applicable Prospectus Supplement, in denominations of $1,000 or integral multiples thereof (Section 302). No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith (Section 305).

  The Applicable Prospectus Supplement will describe the following terms of the Offered Debt Securities: (i) the title of the Offered Debt Securities;
(ii) whether the Offered Debt Securities are Senior Debt Securities or Subordinated Debt Securities; (iii) any limit on the aggregate principal amount of the Offered Debt Securities; (iv) the Person to whom any interest on the Offered Debt Securities is payable if other than the Person in whose name any such Offered Debt Securities are registered; (v) the date or dates on which the principal of the Offered Debt Securities will mature; (vi) the rate or rates per annum (which may be fixed or variable) at which the Offered Debt Securities will bear interest (or the manner of calculation thereof), if any, and the date or dates from which such interest, if any, will accrue; (vii) the dates on which such interest, if any, on the Offered Debt Securities will be payable and the Regular Record Dates for such Interest Payment Dates; (viii) the place or places where the principal of, premium, if any, and any interest on the Offered Debt Securities shall be payable; (ix) any mandatory or optional sinking funds or analogous provisions; (x) the date, if any, after which, and the price or prices at which, the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption provision; (xi) the obligation of the Company, if any, to redeem or repurchase the Offered Debt Securities at the option of the Holder; (xii) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities shall be issuable; (xiii) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities that will be payable upon the declaration of acceleration of the Maturity thereof; (xiv) the currency of payment of principal of, premium, if any, and any interest on the Offered Debt Securities and, if other than United States currency, the manner of determining the equivalent thereof in United States currency for any purpose;
(xv) any index used to determine the amount of payment of principal of, and any premium and interest on, the Offered Debt Securities; (xvi) if the Offered Debt Securities will be issuable only in the form of a Global Security, the Depositary or its nominee with respect to the Offered Debt Securities and the circumstances under which the Global Security may be registered for transfer or exchange in the name of a Person other than the Depositary or its nominee;
(xvii) the applicability, if any, of the provisions described under "Defeasance and Covenant Defeasance"; (xviii) whether the Debt Securities are convertible into any other securities and the terms and conditions of such convertibility; (xix) any additional Event of Default, and in the case of any Offered Debt Securities that are Subordinated Debt Securities, any additional Event of Default that would result in the acceleration of the maturity thereof; and (xx) any other terms of the Offered Debt Securities (Section
301).

  Both Senior Debt Securities and Subordinated Debt Securities may be issued as Original Issue Discount Securities to be offered and sold at a substantial discount below their stated principal amount. "Original Issue Discount Security" means any Debt Security which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the Maturity thereof upon the occurrence of an Event of Default and the continuation thereof (Section 101).

  The Applicable Prospectus Supplement will also describe any material United States federal income tax consequences or other special considerations applicable to the series of Debt Securities to which such Prospectus

Supplement relates, including those applicable to (i) Debt Securities with respect to which payments of principal, premium, if any, or interest are determined with reference to an index or formula (including changes in prices of particular securities, currencies, or commodities), (ii) Debt Securities with respect to which principal, premium, if any, or interest is payable in a foreign or composite currency, (iii) Original Issue Discount Securities, and
(iv) variable rate Debt Securities that are exchangeable for fixed rate Debt Securities.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

  Unless otherwise indicated in the Applicable Prospectus Supplement, the following provisions will apply to the Subordinated Debt Securities.

  The payment of the principal of, premium, if any, and interest on the Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined below) (Section
1301). Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Subordinated Debt Securities (Section 1302). In the event of the acceleration of the Maturity of any Subordinated Debt Securities of any series, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment of the principal of, premium, if any, or interest on the Subordinated Debt Securities of such series or on account of the purchase or other acquisition of Subordinated Debt Securities of such series (Section 1303). Accordingly, in case of such an acceleration, all Senior Indebtedness would have to be repaid before any payment could be made in respect of the Subordinated Debt Securities. No payments on account of principal, premium, if any, or interest in respect of the Subordinated Debt Securities or on account of the purchase or other acquisition of Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in any payment with respect to any Senior Indebtedness, or an Event of Default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default (Section 1304).

  By reason of such subordination, in the event of the insolvency of the Company, creditors of the Company who are not holders of Senior Indebtedness or the Subordinated Debt Securities may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than Holders of the Subordinated Debt Securities.

  "Senior Indebtedness" is defined in the Subordinated Indenture to mean the principal of, premium, if any, and interest on (i) all indebtedness of the Company for money borrowed, other than the Subordinated Debt Securities, and any other indebtedness of the Company represented by a note, bond, debenture or other similar evidence of indebtedness (including indebtedness of others guaranteed by the Company), in each case whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, incurred or assumed and (ii) any amendments, renewals, extensions, modifications and refundings of any such indebtedness, unless in any case in the instrument creating or evidencing any such indebtedness or pursuant to which it is outstanding it is provided that such indebtedness is not superior in right of payment to the Subordinated Debt Securities. For the purposes of this definition, "indebtedness for money borrowed" is defined as (A) any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (B) any deferred payment obligation of, or any such obligation guaranteed by, the Company for the payment of the purchase price of property or assets evidenced by a note or similar instrument, and (C) any obligation of, or any such obligation guaranteed by, the Company for the payment of rent or other amounts under a lease of property or assets if such obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of the Company under generally accepted accounting principles (Section 101).

  The Subordinated Indenture will not limit the amount of other indebtedness, including Senior Indebtedness, that may be issued by the Company or any of its Subsidiaries.

EVENTS OF DEFAULT

  The Senior Indenture (with respect to any series of Senior Debt Securities then Outstanding) and, unless otherwise provided in the Applicable Prospectus Supplement, the Subordinated Indenture (with respect to any series of Subordinated Debt Securities then Outstanding), define an Event of Default as any one of the following events: (i) default in the payment of any interest on any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions); (ii) default in the payment of the principal of, or premium, if any, on any Debt Security of that series when it shall become due and payable either at its Maturity, by declaration as authorized in the Indentures or otherwise (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions); (iii) failure to deposit any sinking fund payment when and as due by the terms of a Debt Security of that series (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions); (iv) failure to perform any other covenants or agreements of the Company in the Applicable Indenture (other than covenants or agreements included in the Applicable Indenture solely for the benefit of a series of Debt Securities thereunder other than that series) and continuance of such default for a period of 60 days after either the Debt Trustee or the Holders of at least 25% of the principal amount of the Outstanding Debt Securities of that series have given written notice in the manner provided for therein specifying such failure as provided in the Applicable Indenture; (v) certain events in bankruptcy, insolvency or reorganization of the Company; and (vi) any other Event of Default provided with respect to Debt Securities of that series (Section 501). If an Event of Default occurs with respect to Debt Securities of any series, the Debt Trustee shall give the Holders of Debt Securities of such series notice of such default, provided, however, that in the case of a default described in (iv) above, no such notice to Holders shall be given until at least 30 days after the occurrence thereof (Section 602).

  If an Event of Default with respect to the Senior Debt Securities of any series at the time Outstanding occurs and is continuing, either the Debt Trustee or the Holders of at least 25% of the aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms thereof) of all the Senior Debt Securities of that series to be due and payable immediately. Payment of the principal of the Subordinated Debt Securities may be accelerated only in the case of certain events of bankruptcy, insolvency or reorganization of the Company. The Debt Trustee and the Holders will not be entitled to accelerate the maturity of the Subordinated Debt Securities upon the occurrence of any of the Events of Default described above except for those described in clause (v) (i.e., certain events in bankruptcy, insolvency or reorganization of the Company). Accordingly, there is no right of acceleration in the case of a default in the performance of any other covenant with respect to the Subordinated Debt Securities, including the payment of interest or principal. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority of the aggregate principal amount of Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration (Section 502).

  The Indentures provide that, subject to the duty of the Debt Trustee during default to act with the required standard of care, the Debt Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Debt Trustee reasonable security or indemnity (Section 603). Subject to such provisions for the indemnification of the Debt Trustee and to certain other conditions, the Holders of a majority of the aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debt Trustee, or exercising any trust or power conferred on the Debt Trustee, with respect to the Debt Securities of that series (Section 512).

  No Holder of any series of Debt Securities will have any right to institute any proceeding with respect to the Applicable Indenture or for any remedy thereunder, unless: (i) such Holder previously has given to the Debt Trustee under the Applicable Indenture written notice of a continuing Event of Default with respect to Debt Securities of that series; (ii) the Holders of at least 25% of the aggregate principal amount of the Outstanding

Debt Securities of that series have made written request, and offered reasonable indemnity, to the Debt Trustee to institute such proceeding as trustee; (iii) in the 60-day period following receipt of a written notice from a Holder, the Debt Trustee has not received from the Holders of a majority of the aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request; and (iv) the Debt Trustee shall have failed to institute such proceeding within such 60-day period (Section 507). However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of and premium, if any, or interest on such Debt Security on or after the respective due dates expressed in such Debt Security (Section 508).

  The Company is required to furnish to the Debt Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance (Section 1007).

  Any payment default on any Debt Security regardless of amount, where the aggregate principal amount of the series of such Debt Security exceeds $50 million, or any other default that causes acceleration of any such Debt Security, would give rise to a cross-default under the Company's senior credit facilities. In certain circumstances, payment defaults on Debt Securities may give rise to cross-defaults under guarantees of the Company related to various receivables facilities of certain subsidiaries of the Company.

DEFEASANCE AND COVENANT DEFEASANCE

  The Indentures provide that, if such provision is made applicable to the Debt Securities of any series pursuant to Section 301 of the Applicable Indenture (which will be indicated in the Applicable Prospectus Supplement), the Company may elect either (i) to defease and be discharged from any and all obligations in respect of such Debt Securities then outstanding (including, in the case of Subordinated Debt Securities, the provisions described under "Subordination of Subordinated Debt Securities" and except for certain obligations to register the transfer of or exchange of such Debt Securities, replace stolen, lost or mutilated Debt Securities, maintain paying agencies and hold monies for payment in trust) ("defeasance") or (ii) to be released from its obligations with respect to such Debt Securities concerning the subordination provisions described under "Subordination of Subordinated Debt Securities" and any other covenants applicable to such Debt Securities which are determined pursuant to Section 301 of the Applicable Indenture to be subject to covenant defeasance ("covenant defeasance"), and the occurrence of an event described in clause (iv) under "Events of Default" above (insofar as with respect to covenants subject to covenant defeasance) shall no longer be an Event of Default, in the case of either (i) or (ii) if the Company deposits, in trust, with the Debt Trustee money or U.S. Government Obligations, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient, without reinvestment, to pay all the principal of, premium, if any, and interest on such Debt Securities on the dates such payments are due (which may include one or more redemption dates designated by the Company) and any mandatory sinking fund or analogous payments thereon in accordance with the terms of such Debt Securities. Such a trust may only be established if, among other things, (A) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the Applicable Indenture shall have occurred and be continuing on the date of such deposit, (B) such deposit will not cause the Debt Trustee to have any conflicting interest with respect to other securities of the Company and (C) the Company shall have delivered an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law) as a result of such deposit or defeasance and will be subject to federal income tax in the same manner as if such defeasance had not occurred.

  The Company may exercise its defeasance option with respect to such Debt Securities notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its defeasance option, payment of such Debt Securities may not be accelerated because of a subsequent Event of Default. If the Company exercises its covenant defeasance option, payment of such Debt Securities may not be accelerated by reference to a subsequent breach of any of the covenants noted under clause (ii) in the preceding paragraph. In the event the

Company omits to comply with its remaining obligations with respect to such Debt Securities under the Applicable Indenture after exercising its covenant defeasance option and such Debt Securities are declared due and payable because of the subsequent occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Debt Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments. (See Article Thirteen and Article Fourteen of the Senior Indenture and the Subordinated Indenture, respectively.)

MODIFICATION AND WAIVER

  Modifications and amendments of the Indenture may be made by the Company and the Debt Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the Outstanding Debt Securities of all series issued under the Indenture and affected by the modification or amendments (voting as a single class); provided, however, that no such modification or amendment may, without the consent of the Holders of all Debt Securities affected thereby, among other things, (i) change the stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security; (ii) reduce the principal amount of, or the premium, if any, or (except as otherwise provided in the Applicable Prospectus Supplement) interest on, any Debt Security (including in the case of an Original Issue Discount Debt Security the amount payable upon acceleration of the Maturity thereof); (iii) change the place or currency of payment of principal of, premium, if any, or interest on any Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on any Debt Security on or after the Stated Maturity thereof (or in the case of redemption, on or after the Redemption Date); (v) in the case of the Subordinated Indenture, modify the subordination provisions in a manner adverse to the Holders of the Subordinated Debt Securities; or (vi) reduce the percentage of the principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults (Section 902).

  The Holders of a majority of the aggregate principal amount of the Senior Debt Securities or the Subordinated Debt Securities may, on behalf of all Holders of the Senior Debt Securities or the Subordinated Debt Securities, respectively, waive any past default under the Applicable Indenture, except a default in the payment of principal, premium, if any, or interest or in the performance of certain covenants (Section 513).

CERTAIN COVENANTS OF THE CORPORATION

  Limitation on Liens. The Company may not, nor may it permit any Significant Subsidiary (as defined below) to, create, incur, assume or permit to exist any Lien (as defined below) on any property or asset (including any stock or other securities of any Person, including any Significant Subsidiary), or on any income or revenues or rights in respect of any thereof, unless the Debt Securities of any series then or thereafter Outstanding shall be equally and ratably secured. This restriction does not apply, however, to (i) Liens on property or assets of the Company and its Subsidiaries existing on the date of the Indenture, provided that such Liens shall secure only those obligations which they secure as of the date of the Indenture; (ii) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary, provided that (x) such Lien is not created in contemplation of or in connection with such acquisition and (y) such Lien does not apply to any other property or assets of the Company or any Subsidiary; (iii) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves, to the extent required by GAAP, have been set aside; (iv) carriers', warehousemen's, mechanics', materialsmen's, repairmen's or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves, to the extent required by GAAP, have been set aside; (v) pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security laws or regulations; (vi) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than capital leases), statutory obligations, surety and appeal bonds, advance payment bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (vii) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;
(viii) Liens upon any property acquired, constructed or improved by the Company or any Subsidiary which are created or incurred within 360 days of such acquisition, construction or improvement to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction or improvement, including carrying costs (but no other amounts), provided that any such Lien shall not apply to any other property of the Company or any Subsidiary; (ix) Liens on the property or assets of any Subsidiary in favor of the Company; (x) extensions, renewals and replacements of Liens referred to in paragraphs (i) through (ix) above, provided that any such extension, renewal or replacement Lien shall be limited to the property or assets covered by the Lien extended, renewed or replaced and that the obligations secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the Lien extended, renewed or replaced; (xi) any Lien, of the type described in clause (iii) of the definition below of the term "Lien," on securities imposed pursuant to an agreement entered into for the sale or disposition of such securities pending the closing of such sale or disposition; provided such sale or disposition is otherwise permitted hereunder; (xii) Liens arising in connection with any Permitted Receivables Program (to the extent the sale by the Company or the applicable Subsidiary of its accounts receivable is deemed to give rise to a Lien in favor of the purchaser thereof in such accounts receivable or the proceeds thereof); (xiii) Liens on the capital stock or assets of any Subsidiary that is not a Significant Subsidiary; and (xiv) Liens to secure Indebtedness if, immediately after the grant thereof, the aggregate amount of all Indebtedness secured by Liens that would not be permitted but for this clause (xiv) does not exceed 15% of the Stockholders' Equity (as defined below) as shown on the most recent consolidated balance sheet of the Company filed with the Commission pursuant to the Exchange Act.

  Limitation on Sale/Leaseback Transactions. Transactions involving any sale and leaseback by the Company or any Significant Subsidiary of any Principal Property (as defined below) are prohibited, unless the Company or any such Significant Subsidiary, within 120 days after the effective date of the lease, applies to the retirement of any Funded Debt (as defined below) an amount equal to the greater of (i) the net proceeds of the sale of the property leased or (ii) the fair market value of the property leased within 90 days prior to the effective date of the lease. The amount to be so applied in respect of any such transaction will be reduced, however, by the principal amount of any Debt Securities surrendered to the Debt Trustee by the Company for cancellation and by the principal amount of Funded Debt other than Debt Securities, voluntarily retired by the Company, within 120 days after the effective date of the lease, provided that no retirement may be effected by payment on the final maturity date or pursuant to mandatory sinking fund or prepayment provisions. This restriction does not apply, however, to the Company or any Significant Subsidiary: (i) entering into any transaction not involving a lease with a term of more than three (3) years; (ii) entering into any transaction to the extent the Lien on any such property subject to such sale and leaseback would be permitted under the covenant described above under "Limitation on Liens" or (iii) entering into any transaction for the sale and leaseback of any property if such lease is entered into within 180 days after the later of the acquisition, completion of construction or commencement of operation of such property.

  Leveraged Transactions. Except for the limitations on liens and sale/leaseback transactions referred to above and on consolidations, mergers or transfers of the Company's assets substantially as an entirety referred to below, the Indentures and the terms of the Debt Securities do not contain any covenants or other provisions designed to afford holders of any Debt Securities protection in the event of a highly leveraged transaction involving the Company.

  Applicability of Covenants. Any series of Securities may provide that either or both of the covenants described above shall not be applicable to the Securities of such series (Section 301).

CERTAIN DEFINITIONS

  Certain terms are defined in the Indenture and are used in this Prospectus as follows:

  "Funded Debt" means all Indebtedness that will mature, pursuant to a mandatory sinking fund or prepayment provision or otherwise, and all installments of Indebtedness that will fall due, more than one year from the date of determination. In calculating the maturity of any Indebtedness, there shall be included the term of any unexercised right of the debtor to renew or extend such Indebtedness existing at the time of determination.

  "GAAP" means generally accepted accounting principles applied on a consistent basis.

  "Holder" means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof in whose name a Debt Security is registered in the security register for such Securities maintained in accordance with the terms of the Indenture.

  "Indebtedness" of any Person shall mean, as at any date of determination, all indebtedness (including capitalized lease obligations) of such Person and its consolidated subsidiaries at such date that would be required to be included as a liability on a consolidated balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

  "Lien" means, with respect to any asset of any Person, (i) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (iii) in the case of securities that constitute assets of such Person, any purchase option, call or similar right of a third party with respect to such securities.

  "Permitted Receivables Program" means any receivables securitization program pursuant to which the Company or any of the Subsidiaries sells accounts receivable to any non-Affiliate in a "true sale" transaction; provided, however, that any related indebtedness incurred to finance the purchase of such accounts receivable is not includible on the balance sheet (excluding the footnotes thereto) of the Company or any Subsidiary in accordance with GAAP and applicable regulations of the Commission.

  "Principal Property" means (i) the Company's principal office building and
(ii) any manufacturing plant or principal research facility of the Company or any Significant Subsidiary which is located within the United States of America or Canada, except any such principal office building, plant or facility which the Board of Directors by resolution declares is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety.

  "Significant Subsidiary" means, at any time, any Subsidiary that would be a "Significant Subsidiary" at such time, as such term is defined in Regulation S-X promulgated by the Commission, as in effect on the date of the Indenture.

  "Stockholders' Equity" means, at any date of determination, the stockholders' equity at such date of the Company and its Subsidiaries, as determined in accordance with GAAP.

  "Subsidiary" means any corporation, partnership, limited liability company, joint venture, trust or unincorporated organization more than 50% of the outstanding voting interest of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company may not consolidate with or merge into any other Person or transfer or lease its assets substantially as an entirety to any Person unless any successor or purchaser is a corporation organized under the laws of the United States of America, any State or the District of Columbia, and any such successor or purchaser expressly assumes the Company's obligations on the Debt Securities by an indenture supplemental to the Indentures. The Debt Trustee may receive an Opinion of Counsel as conclusive evidence of compliance with these provisions (Article Eight).

CONVERSION AND EXCHANGE RIGHTS

  The terms, if any, on which Debt Securities of a series may be exchanged for or converted into shares of Common Stock, Preferred Stock or any other security, including the conversion price or exchange ratio (or the method of calculating the same), the conversion or exchange period (or the method of determining the same), whether conversion or exchange will be mandatory or at the option of the holder or the Company, provisions for adjustment of the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of such Debt Securities, will be set forth in the Prospectus Supplement relating thereto.

GLOBAL SECURITIES

  The Debt Securities of a series may be issued in the form of one or more Global Securities that will be deposited with a Depositary or its nominee identified in the Applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee for such Depositary and except in the circumstances described in the Applicable Prospectus Supplement (Sections 204 and 305).

  The Company expects that the following provisions will apply to depositary arrangements with respect to any portion of a series of Debt Securities to be represented by a Global Security. Any additional specific terms of the depositary arrangement will be described in the applicable Prospectus Supplement.

  Upon the issuance of any Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions ("Participants") that have accounts with the Depositary or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interest through Participants. Ownership of beneficial interests by Participants in such Global Security will be shown on, and the transfer of such beneficial interests will be effected only through, records maintained by the Depositary for such Global Security or by its nominee. Ownership of beneficial interests in such Global Security by persons that hold through Participants will be shown on, and the transfer of such beneficial interests within such Participants will be effected only through, records maintained by such Participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

  So long as the Depositary for a Global Security or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indentures. Unless otherwise specified in the applicable Prospectus Supplement and except as specified below, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the holders thereof for any purposes under the Indentures. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns their interest, to exercise any rights of a holder under the Indentures.

  The Depositary may grant proxies and otherwise authorize Participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the Indentures. The Company understands that, under existing industry practices, if the Company requests any action of holders or any owner of a beneficial interest in such Global Security desires to give any notice or take any action a holder is entitled to give or take under the Indentures, the Depositary would authorize the Participants to give such notice or take such action, and Participants would authorize beneficial owners owning through such Participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  Unless otherwise specified in the applicable Prospectus Supplement, payments with respect to principal, premium, if any, and interest on Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made by the Company to such Depositary or its nominee, as the case may be, as the registered owner of such Global Security.

  The Company expects that the Depositary for any Debt Securities represented by a Global Security, upon receipt of any payment of principal, premium or interest, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names," and will be the responsibility of such Participants. None of the Company, the Trustee or any agent of the Company or the Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests (Section 308).

  Unless otherwise specified in the applicable Prospectus Supplement, a Global Security of any series will be exchangeable for certificated Debt Securities of the same series only if (i) the Depositary for such Global Securities notifies the Company that it is unwilling or unable to continue as Depositary or such Depositary ceases to be a clearing agency registered under the Exchange Act (if so required by applicable law or regulation) and, in either case, a successor Depositary is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility,
(ii) the Company in its sole discretion determines that such Global Securities shall be exchangeable for certificated Debt Securities or (iii) there shall have occurred and be continuing an Event of Default under the Indenture with respect to the Debt Securities of such series. Upon any such exchange, owners of beneficial interests in such Global Security or Securities will be entitled to physical delivery of individual Debt Securities in certificated form of like tenor and terms equal in principal amount to such beneficial interests, and to have such Debt Securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by such Depositary's relevant Participants (as identified by such Depositary) to the Trustee.

  The following is based on information furnished to the Company:

    In the event that the Depositary Trust Company ("DTC") acts as Depositary for the Global Securities of any series, such Global Securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully registered Global Security will be issued with respect to each $200 million (or such other amount as shall be permitted by DTC from time to time) of principal amount of the Debt Securities of a series, and an additional certificate will be issued with respect to any remaining principal amount of such series.

    DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers and banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

    To facilitate subsequent transfers, the Debt Securities are registered in the name of DTC's nominee, Cede & Co. The deposit of the Debt Securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Debt Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts Debt Securities are credited, which may or may not be the beneficial owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

    Delivery of notices and other communications by DTC to Direct
  Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners of Debt Securities is governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither DTC nor Cede & Co. consents or votes with respect to the Debt Securities. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

    If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Debt Securities of a series represented by Global Securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

    To the extent that any Debt Securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the Global Security repaid by the Company, through its Participant, to the Trustee, and shall effect delivery of such interest in a Global Security by causing the Direct Participant to transfer the Direct Participant's interest in the Global Security or Securities representing such interest, on DTC's records, to the Trustee. The requirement for physical delivery of Debt Securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Debt Securities are transferred by Direct Participants on DTC's records.

    DTC may discontinue providing its services as securities depositary with respect to the Debt Securities at any time. Under such circumstances, in the event that a successor securities depositary is not appointed, Debt Security certificates are required to be printed and delivered as described above.

    The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, Debt Security certificates will be printed and delivered as described above.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

CONCERNING THE DEBT TRUSTEE

  The Bank of New York is Debt Trustee under the Indentures. The Debt Trustee performs services for the Company in the ordinary course of business.

                        DESCRIPTION OF PREFERRED STOCK

  The following description of the terms of the Preferred Stock sets forth general terms and provisions of the Preferred Stock to which a Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by a Prospectus Supplement will be described in such Prospectus Supplement and the Certificate of Designation (as defined below) for such Preferred Stock. The description of certain provisions of the Preferred Stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the terms set forth in any such Prospectus Supplement, the Company's Amended and Restated Certificate of Incorporation, as amended to date (the "Amended and Restated Certificate of Incorporation"), and the certificate of designation (a "Certificate of Designation") relating to each series of the Preferred Stock which will be filed with the Commission and incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of the Preferred Stock.

GENERAL

  The authorized capital stock of the Company consists of 1,650,000,000 shares of stock, of which 1,450,000,000 shares are shares of Common Stock, $0.01 par value per share (the "Common Stock"), and of which 200,000,000 shares are shares of Preferred Stock, $0.01 par value per share. No shares of Preferred Stock are currently outstanding. The Board has previously authorized the issuance of up to 4,000,000 shares of Series A Junior Participating Preferred Stock, $0.01 par value per share (the "Series A Preferred Stock"). See "Description of Common Stock--Stockholder Rights Plan."

  The Board of Directors (the "Board") has been authorized, subject to certain limitations set forth in the Amended and Restated Certificate of Incorporation, to provide by resolution from time to time for the issuance of shares of Preferred Stock in series and, by filing a Certificate of Designation pursuant to the Delaware General Corporation Law (the "DGCL"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board with respect to each series includes, but is not limited to, the right to:

    (i) fix the designation of the series;

    (ii) fix the number of shares of the series, which number the Board may thereafter increase or decrease (subject to certain limitations);

    (iii) determine whether dividends, if any, shall be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

    (iv) determine the rate of any dividends (or the method of determining such dividends) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates or the method for determining the date or dates upon which such dividends shall be payable;

    (v) determine the price or prices (or the method of determining such price or prices), the form of payment (which may be cash, property or rights, including securities of the same or another corporation or other entity), the period within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Company or at the option of the holder or holders thereof or upon the happening of a specified event or events, if any;

    (vi) determine the obligation, if any, of the Company to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices, the form of payment, the period within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

    (vii) determine the amount payable out of the assets of the Company to the holders of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company;

    (viii) determine provisions, if any, for the conversion or exchange of the shares of such series, at any time or times at the option of the holder or holders thereof or the Company or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock, or any other security, of the Company, or any other corporation or other entity, and the price or prices or rate or rates of conversion or exchange and any adjustments applicable thereto, and all other terms and conditions upon which such conversion or exchange may be made;

    (ix) determine the restrictions on the issuance of shares of the same series or of any other class or series, if any; and

    (x) determine the voting rights, if any, of the holders of shares of the series.

  The Preferred Stock will, upon issuance and payment therefor, be fully paid and nonassessable and will have no preemptive rights. The rights of the holders of each series of the Preferred Stock will be subordinate to those of the Company's general creditors.

  In the event that the Company issues any Preferred Stock pursuant to a Prospectus Supplement, unless otherwise noted in such Prospectus Supplement, State Street Bank and Trust Company of Boston, Massachusetts ("State Street") will be the registrar and transfer agent for such Preferred Stock.

HUGHES SEPARATION AGREEMENT

  Pursuant to the Hughes Spin-Off Separation Agreement, dated as of December 17, 1997, by and between the Company and GM (the "Hughes Separation Agreement"), the Company has agreed that, for a period of two years from December 17, 1997 it will not issue any class or series of capital stock, other than Class B Common Stock eligible to vote generally in the election of directors, unless prior to such issuance GM has determined, in its sole and absolute discretion, which discretion must be exercised in good faith solely to preserve the tax-free status of the spin-offs of Hughes Defense and Hughes Network Systems, Inc. and the Merger, that such transaction would not jeopardize the tax-free status of the spin-offs or the Merger.

                          DESCRIPTION OF COMMON STOCK

INTRODUCTION

  The Company is authorized to issue up to 1,450,000,000 shares of Common Stock, which shares of Common Stock are divided into two classes consisting of 450,000,000 shares of Class A common stock, $0.01 par value per share ("Class A Common Stock") and 1,000,000,000 shares of Class B Common Stock.

  The following description of Raytheon's Common Stock is a summary and does not purport to be complete. Reference is also made to the more detailed provisions of, and such description is qualified in its entirety by reference to, the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws, copies of which have been filed with the SEC and are incorporated herein by reference.

  In addition, the Hughes Separation Agreement limits the ability of the Raytheon Board to take certain actions which affect the Common Stock. See "Description of Preferred Stock--Hughes Separation Agreement."

COMMON STOCK

  With respect to all matters other than the election and removal of directors, holders of Class A Common Stock ("Class A Common Stockholders") and holders of Class B Common Stock ("Class B Common Stockholders") will each be entitled to a single vote per share and the approval of any such matter will require the approval of both classes of Common Stock, each voting as a separate class, as well as the approval of the holders of any class or series of Preferred Stock which may be entitled to vote thereon.

  With respect to the election or removal of directors only, (i) Class B Common Stockholders will be entitled to one vote for each share of Class B Common Stock they own, which votes shall represent in the aggregate 19.9% of the total voting power of all holders of Common Stock entitled to vote thereon, and (ii) Class A Common Stockholders will be entitled to such number of votes for each share of Class A Common Stock they own as shall be necessary to entitle the Class A Common Stockholders to vote, in the aggregate, 80.1% of the total voting power of all holders of Common Stock entitled to vote thereon. The Board will determine the number of votes for each share of Class A Common Stock outstanding promptly following the fixing of a record date for each annual or special meeting of stockholders at which directors are to be elected or a vote with respect to removal of directors is to be taken. Except as may be provided in connection with any Preferred Stock or as may otherwise be required by law or the Amended and Restated Certificate of Incorporation, the Common Stock will be the only capital stock of the Company entitled to vote in the election and removal of directors and other matters presented to the stockholders of the Company from time to time. A plurality of votes cast shall elect directors. The Common Stock will not have cumulative voting rights.

  Subject to the prior rights of holders of Preferred Stock, if any, and subject to any other provisions of the Amended and Restated Certificate of Incorporation and of applicable law, Class A Common Stockholders and Class B Common Stockholders are entitled to receive such dividends and other distributions as may be lawfully declared from time to time by the Board. The Class A Common Stockholders and Class B Common Stockholders will be entitled to receive the same amount per share of any such dividends and other distributions, except that Raytheon may declare a dividend or other distribution of shares of Class A Common Stock to Class A Common Stockholders and shares of Class B Common Stock to Class B Common Stockholders so long as, immediately following such dividend or other distribution, the number of shares of Class A Common Stock and Class B Common Stock then outstanding bears the same relationship to each other as immediately prior to such dividend or other distribution.

  In the case of any split, subdivision, combination or reclassification of either the Class A Common Stock or the Class B Common Stock, shares of the other class will also be split, subdivided, combined or reclassified so that the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately following such split, subdivision, combination or reclassification will bear the same relationship to each other as immediately prior to such split, subdivision, combination or reclassification.

  Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, Class A Common Stockholders and Class B Common Stockholders will be entitled to receive such assets and funds of the Company as are available for distribution to stockholders in proportion to the number of shares held by them, respectively, without regard to class, after there shall have been paid or set apart for payment the full amounts necessary to satisfy any creditors and any preferential or participating rights to which the holders of each outstanding series of Preferred Stock, if any, are entitled by the express terms of such series. In the event of any corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization in which any consideration is to be received by Class A Common Stockholders or Class B Common Stockholders, the holders of each class will receive the same type and amount of consideration on a per share basis.

  The Company may not, directly or indirectly, redeem, purchase, repurchase or otherwise acquire for consideration any shares of Common Stock unless such action is (i) effected ratably in accordance with the number of outstanding shares of Class A Common Stock and Class B Common Stock, (ii) for consideration of the same type and amount as to shares of Class A Common Stock and shares of Class B Common Stock and (iii) not in any other way prejudicial to the rights of the holders of one class of Common Stock in favor of the other class of Common Stock. In the case of an offer to purchase shares of Common Stock made by the Company to all holders of Common Stock, the Company will purchase shares of Common Stock ratably in accordance with the number of shares of each class of Common Stock tendered thereunder.

  The outstanding shares of Common Stock, upon issuance and payment therefor, are fully paid and nonassessable and do not have any preemptive, subscription or conversion rights. Additional shares of authorized Common Stock may be issued, as authorized by the Board from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

  Except as indicated above, the rights of Class A Common Stockholders and Class B Common Stockholders are in all respects and for all purposes and in all circumstances identical, and the Company will not in any other manner, directly or indirectly, take any other action or in any other fashion agree to, facilitate, condone or support any transaction in which Class A Common Stockholders and Class B Common Stockholders are subject to discriminatory or unequal treatment.

CERTAIN PROVISIONS OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
 AND AMENDED AND RESTATED BY-LAWS

  Advance Notice of Nominations. The Amended and Restated By-Laws contain provisions requiring that advance notice be delivered to the Company of any business to be brought by a stockholder before an annual meeting of stockholders and providing for certain procedures to be followed by stockholders in nominating persons for election to the Board. To be timely, the stockholder must give written notice to the Secretary of the Company not later than the close of business on the 90th calendar day nor earlier than the 120th calendar day prior to the first anniversary of the preceding year's annual meeting. In the event that the date of the annual meeting is more than 30 calendar before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be delivered to the Secretary of the Company not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the calendar day on which public announcement of the date of such meeting is first made by the Company. In the event that the number of directors to be elected to the Board is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board at least 100 calendar days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice will also be considered timely (but only with respect to nominees for any new positions created by such increase) if it is delivered to the Secretary not later than the close of business on the 10th calendar day following the day on which public announcement is first made by the Company. The notice must set forth, among other things, specific information regarding such stockholder and such business or director nominee, as described in the Amended and Restated By-Laws. For the annual meeting of stockholders in 1998, the first anniversary of the previous year's meeting shall be deemed to be May 31, 1998.

  Classification of Directors. The Amended and Restated Certificate of Incorporation provides that, except as may be provided by the Amended and Restated Certificate of Incorporation or in the resolution or resolutions providing for the issuance of any series of Preferred Stock, the number of directors shall be fixed from time to time by a resolution adopted by a majority of the Board, which number shall not be fewer than three, and provides for a classified board of directors, consisting of three classes as nearly equal in size as possible. Each class holds office until the third succeeding annual stockholders' meeting following the election of such class, except that the initial terms of the three classes expire in 1998, 1999 and 2000, respectively. Subject to the rights of any class or series of stock having a preference over the Common Stock, a director of the Company may be removed only for cause by the affirmative vote of the holders of shares of Common Stock, voting together as a single class in accordance with their respective percentages of total voting power. See "--Common Stock."

  No Action by Written Consent; Special Meetings. The Amended and Restated Certificate of Incorporation provides that stockholders may not act by written consent in lieu of a meeting. Special meetings of the stockholders may be called by the Chairman of the Board or by the Board pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the total number of directors the Company would have if there were no vacancies), but may not be called by stockholders. No business other than that stated in the notice shall be transacted at any special meeting. Under the Amended and Restated By-laws, in the event the Company calls a special meeting for the purpose of electing one or more directors to the Board, any stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the notice of special meeting if notice by the stockholder is delivered to the Secretary of the Company not earlier than the close of business on the 120th calendar day prior to such special meeting and not later than the close of business on the later of the 90th calendar day prior to such special meeting or the 10th calendar day following the calendar day on which public announcement of the date of such meeting and the nominees proposed by the Board to be elected at such meeting is first made by the Company.

  Limitation on Directors' Liability. The Amended and Restated Certificate of Incorporation provides, as authorized by Section 102(b)(7) of the DGCL, that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption or limitation is prohibited under the DGCL as it currently exists or as it may be amended in the future.

  The inclusion of this provision in the Amended and Restated Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.

STOCKHOLDER RIGHTS PLAN

  In connection with the Merger, the Board adopted the Rights Agreement, dated as of December 15, 1997, by and between Hughes Defense and State Street, as Rights Agent (the "Rights Agreement"). Prior to the effective date of the Merger, the Board declared a dividend of one Right for each share of the Class A Common Stock and the Class B Common Stock to the holders of record thereof as of the effective date of the Merger.

  The following description, which summarizes the material provisions of the Rights Agreement, does not purport to be complete and is qualified in its entirety by reference to, the Rights Agreement.

  The Rights trade automatically with shares of Common Stock and become exercisable only under certain circumstances as described below. The Rights are designed to protect the interests of the Company and its stockholders against coercive takeover tactics. The purpose of the Rights is to encourage potential acquirers to negotiate with the Company's Board of Directors prior to attempting a takeover and to provide the Board with leverage in negotiating on behalf of all stockholders the terms of any proposed takeover. The Rights may have certain anti-takeover effects. The Rights should not, however, interfere with any merger or other business combination approved by the Board.

  The Rights (i) will not be exercisable until the Rights' Distribution Date (as defined below) and (ii) will expire on December 15, 2007 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by Raytheon, in each case, as described below.

  Until a Right is exercised, the holder of a Right, as such, will have no rights as a stockholder of the Company including, without limitation, the right to vote or receive dividends. Upon becoming exercisable, each Right will entitle the holder thereof to purchase from the Company one one-hundredth of a share of Series A Preferred Stock at a purchase price of $250 per Right (the "Exercise Price"), subject to adjustment, on the terms as set forth in the Rights Agreement. In general, the "Distribution Date" will occur, and the Rights will become exercisable, upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of
(a) the outstanding shares of Class A Common Stock, (b) the outstanding shares of Class B Common Stock, or (c) the aggregate voting power in the election of directors (each, a "Triggering Holding") or (ii) 10 business days (or a later date determined by the Board prior to any person or group becoming an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of a Triggering Holding.

  In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which rights become void upon acquisition of a Triggering Holding), will thereafter have the right to receive, upon exercise thereof at the then-current Exercise Price, that number of shares of Class B Common Stock having a market value of two times the Exercise Price of the Right. In the event that, at any time on or after the date that any person has become an Acquiring Person, Raytheon is acquired in a merger or other business combination transaction or 50% or more of consolidated assets or earning power are sold, each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current Exercise Price, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the Exercise Price of the Right. At any time after any person or group of affiliated or associated persons becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, the Board may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Class B Common Stock, or one one-hundredth of a share of Series A Junior Participating Preferred Stock, per Right (subject to adjustment).

  At any time prior to the acquisition of a Triggering Holding of Raytheon Common Stock, the Board may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board, in its sole discretion, may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

  Raytheon is subject to Section 203 of the DGCL. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time such stockholder became an interested stockholder, unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote of at least

66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. For purposes of Section 203 of the DGCL, "business combination" includes, among other things, (i) any merger or consolidation of the corporation with the interested stockholder, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition, except proportionately as a stockholder of such corporation, to or with the interested stockholder of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation,
(iii) certain transactions resulting in the issuance or transfer by the corporation of stock of the corporation to the interested stockholder, (iv) certain transactions involving the corporation which have the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the interested stockholder or (v) certain transactions in which the interested stockholder receives financial benefits provided by the corporation. An "interested stockholder" generally is any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (x) owns 15% or more of the outstanding voting stock of the corporation, (y) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period prior to the date on which it is sought to be determined whether such person is an interested stockholder or (z) is an affiliate or associate of any such person described in (x) or (y).

STOCK EXCHANGE LISTING

  Both the Class A Common Stock and the Class B Common Stock are listed on the NYSE, CSE and PE. The trading symbols for the Class A Common Stock and Class B Common Stock on these exchanges are "RTNA" and "RTNB," respectively.

TRANSFER AGENT

  State Street Bank and Trust Company is the Transfer Agent for the Common Stock and the Rights Agent for the Rights.

                      DESCRIPTION OF SECURITIES WARRANTS

  The Company may issue Securities Warrants for the purchase of Debt Securities, Preferred Stock or Class B Common Stock. Securities Warrants may be issued independently or together with Debt Securities or shares of Preferred Stock or Class B Common Stock offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities or shares of Preferred Stock or Class B Common Stock. Each series of Securities Warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") to be entered into between the Company and State Street Bank and Trust Company of Boston, Massachusetts or another bank or trust company, as warrant agent (the "Securities Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of offered Securities Warrants. The Securities Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrants or beneficial owners of Securities Warrants. Copies of the forms of Securities Warrant Agreements, including the forms of Securities Warrant Certificates representing the Securities Warrants, are filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Securities Warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Securities Warrant Agreements.

  The Prospectus Supplement relating to the particular issue of Securities Warrants offered thereby will set forth the terms of such Securities Warrants, including, where applicable: (i) the designation, aggregate principal amount, currencies, denominations and terms of the series of Debt Securities purchasable upon exercise of Securities Warrants to purchase Debt Securities and the price at which such Debt Securities may be purchased upon such exercise; (ii) the designation, number, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of Preferred Stock purchasable upon exercise of Securities Warrants to purchase Preferred Stock and the price at which such number of shares of Preferred Stock of such series may be purchased upon such exercise; (iii) the number of shares of Class B Common Stock purchasable upon the exercise of Securities Warrants to purchase Class B Common Stock and the price at which such number of shares of Class B Common Stock may be purchased upon such exercise; (iv) the date on which the right to exercise such Securities Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (v) U.S. federal income tax consequences applicable to such Securities Warrants; and (vi) any other terms of such Securities Warrants. Securities Warrants for the purchase of Preferred Stock and Common Stock will be offered and exercisable for U.S. dollars only. Securities Warrants will be issued in registered form only. The exercise price for Securities Warrants will be subject to adjustment in accordance with the Applicable Prospectus Supplement.

  Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or such number of shares of Preferred Stock or Class B Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such Prospectus Supplement. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void. The place or places where, and the manner in which, Securities Warrants may be exercised shall be specified in the Prospectus Supplement relating to such Securities Warrants.

  Prior to the exercise of any Securities Warrants to purchase Debt Securities, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest on the Debt Securities purchasable upon such exercise or to enforce covenants in the Applicable Indenture. Prior to the exercise of any Securities Warrants to purchase Preferred Stock or Class B Common Stock, holders of such Securities Warrants will not have any rights of holders of the Preferred Stock or Class B Common Stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the Preferred Stock or Class B Common Stock purchasable upon such exercise or to exercise any applicable right to vote.

                             PLAN OF DISTRIBUTION

  The Company may sell the Offered Securities in or outside the United States through underwriters or dealers, directly to one or more purchasers, through agents or a combination of any such method of sale. The Prospectus Supplement with respect to the Offered Securities will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters, dealers or agents, the purchase price of the Offered Securities and the proceeds to the Company from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price, any discounts or concessions allowed or re-allowed or paid to dealers, and any securities exchanges on which the Offered Securities may be listed.

  If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the Prospectus Supplement relating to such offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters or agents to purchase the Offered Securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any are purchased. The initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

  If dealers are used in the sale of Offered Securities with respect to which this Prospectus is delivered, the Company will sell such Offered Securities to the dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

  Offered Securities may be sold directly by the Company or through agents designated by the Company from time to time at fixed prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the Offered Securities with respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

  Offered Securities may be sold directly by the Company to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Applicable Prospectus Supplement.

  In connection with the sale of the Offered Securities, underwriters or agents may receive compensation from the Company or from purchasers of Offered Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, agents and dealers participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of the Offered Securities by them may be deemed to be underwriting discounts or commissions under the Securities Act.

  If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

  Some or all of the Offered Securities may be new issues of securities with no established trading market. Any underwriters to whom Offered Securities are sold by the Company for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any Offered Securities.

  In order to facilitate the offering of the Offered Securities, any underwriters or agents, as the case may be, involved in the offering of such Offered Securities may engage in transactions that stabilize, maintain or otherwise affect the price of the Offered Securities or any other securities the prices of which may be used to determine payments on such Offered Securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in such Offered Securities for their own account. In addition, to cover overallotments or to stabilize the price of such Offered Securities or any such other securities, the underwriters or agents, as the case may be, may bid for, and purchase, such Offered Securities or any such other securities in the open market. Finally, in any offering of such Offered Securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing such Offered Securities in the offering if the syndicate repurchases previously distributed Offered Securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Offered Securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

  Agents, dealers and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, dealers, or underwriters may be required to make with respect thereto.

  Certain of the underwriters, dealers or agents and their affiliates may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

                        VALIDITY OF OFFERED SECURITIES

  The validity of the Offered Securities will be passed upon for the Company by Christoph L. Hoffmann, Esq., Executive Vice President Law and Corporate Administration and Secretary of the Company, and for any underwriters by Cravath, Swaine & Moore of New York City. As of the date of this Prospectus, Christoph L. Hoffmann, Esq. holds 32,977 shares of Class B Common Stock and options to acquire 99,587 shares of Class B Common Stock of the Company.

                                    EXPERTS

  The consolidated balance sheets of Former Raytheon Company as of December 31, 1996 and 1995 and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996 and the related financial statement schedule, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The financial statements of TI Defense as of December 31, 1996 and 1995 and for the three years ended December 31, 1996, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the reports of Ernst & Young LLP, independent auditors, given on the authority of that firm as experts in accounting and auditing.

  The financial statements of Hughes Defense as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the reports of Deloitte & Touche LLP, independent auditors, given on the authority of that firm as experts in accounting and auditing.